Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K,

Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of May 15, 2024 (the “Effective Date”), by and between Jiangsu Hengrui Pharmaceuticals Co., Ltd., a corporation duly organized and existing under the laws of the People’s Republic of China, having its principal office at 7 Kunlunshan Road, Economy and Technology Development Zone, Lianyungang, Jiangsu Province, China (“Licensor”), and Hercules CM Newco, Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business at 200 Clarendon Street, Boston, MA, the United States (“Licensee”). Licensor and Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is a biopharmaceutical company focused on the research, development and commercialization of innovative biopharmaceutical products in Greater China and has developed certain proprietary GLP-1 receptor agonists;

WHEREAS, Licensee is a newly formed company focused on the research, development, and commercialization of innovative biopharmaceutical products outside of Greater China; and

WHEREAS, Licensee wishes to obtain an exclusive license from Licensor, and to collaborate with Licensor to research, develop, manufacture and commercialize such proprietary GLP-1 receptor agonists in the Territory, and Licensor is willing to grant such a license to Licensee and to collaborate with Licensee, all in accordance with the terms and conditions set forth herein.

WHEREAS, on the date hereof and in connection with the grant of the license contemplated by this Agreement, Licensor and Hercules CM Newco, Inc. entered into the Purchase Agreement (hereinafter defined) pursuant to which shares of Hercules CM Newco, Inc. shall be issued in partial consideration of the license contemplated hereunder.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1. “Accounting Standards” means with respect to Licensee and its Affiliates, U.S. generally accepted accounting principles (“U.S. GAAP”), consistently applied; with respect to Licensor and its Affiliates, China generally accepted accounting principles (“China GAAP”), consistently applied; and, with respect to Sublicensees, international financial reporting standards (“IFRS”), U.S. GAAP or China GAAP, as applicable, in each case consistently applied. Each Party will promptly notify the other Party if such Party or any of its Affiliates or Sublicensees changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party and its Affiliates and their Sublicensees may only use internationally recognized accounting principles (e.g., IFRS or GAAP).

1.2. “Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding delivery devices or vehicles, adjuvants or formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies, solubilizer, surfactants, diluents or carriers).

1.3. “Affiliate” with respect to a particular Party or Person, any other Person that controls, is controlled by or is under common control with such Party or Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Affiliates of Licensee shall exclude Investor Entities other than Licensee and its subsidiaries or any entity that Licensee directly or indirectly controls.

1.4. “Alliance Manager” has the meaning set forth in Section 3.7 (Alliance Managers).

1.5. “Applicable Laws” means all laws, statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement, including the Foreign Corrupt Practices Act, FFDCA, DAL, the Human Genetic Resources Regulations, the Provisions for Drug Registration of the NMPA, the Data Security Law of the P.R.C, and the Personal Information Protection Law of the P.R.C.

1.6. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Massachusetts, U.S.A. or Shanghai, China are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.7. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that (a) the first Calendar Quarter shall begin on the Effective Date and end on June 30, 2024; and (b) the last Calendar Quarter of the Term shall end upon the effective date of expiration or termination of this Agreement.

1.8. “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2024, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.9. “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in China Good Manufacturing Practices for Pharmaceutical Products (2010 Revision) (as amended) (“China cGMP”), the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4,210,211,601,610 and 820 (“US cGMP”), and the European Directive 2003/94/EC and Eudralex 4, including the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines (“EU cGMP”), and the equivalent in any additional relevant country or jurisdiction, each as may be amended and applicable from time to time.

1.10. “Challenge” has the meaning set forth in Section 14.2(d) (Termination for Patent Challenge).

1.11. “Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party; (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets; or (d) entry into such other arrangement or agreement whereby a Third Party (or a group of Third Parties acting in concert) obtains the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management, policies or affairs of such Party.

1.12. “Claims” has the meaning set forth in Section 13.1 (Indemnification by Licensee).

1.13. “Class A New Form Product” means [***].

1.14. “Class B New Form Product” means [***].

1.15. “Clinical Stage Products” means HRS-7535 and HRS-9531 (injectable form).

1.16. “Clinical Trial” means any clinical trial for a compound or product in humans, including any post-approval clinical trial in humans.

1.17. “Collaboration IP” means any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented or generated jointly by or on behalf of the Parties under this Agreement in the course of and as a result of the Development, Manufacture or Commercialization of the Compounds and the Products in the Field during the Term, whether directly or via its Affiliates, agents or independent contractors or Sublicensees, including all rights, title and interest in and to the Intellectual Property Rights therein.

1.18. “Collaboration Patents” has the meaning set forth in Section 10.1(b)(iii) (Collaboration IP).

1.19. “Combination Product” has the meaning set forth in Section 2.9(a).

1.20. “Combination Product Fee” has the meaning set forth in Section 2.9(e).

1.21. “Commercial Milestone Event” has the meaning set forth in Section 9.5 (Commercial Milestones).

1.22. “Commercial Milestone Payment” has the meaning set forth in Section 9.5 (Commercial Milestones).

1.23. “Commercialization” means all activities directed to pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, import, export, distribution, use, prescription or administration of the Products, including strategic marketing, sales force detailing, advertising, all customer support, Product distribution and invoicing and sales activities, including interacting with Governmental Authorities regarding any of the foregoing but excluding activities directed to Manufacture or Development. “Commercialize” and “Commercializing” have correlative meanings.

1.24. “Commercially Reasonable Efforts” means [***].

1.25. “Compound” means (a) HRS-4729, (b) any HRS-4729 Derivative, (c) HRS-7535, (d) any HRS-7535 Derivative, (e) HRS-9531, and (f) any HRS-9531 Derivative.

1.26. “Confidential Information” of a Party means all Know-How, unpublished Patent applications and other information and data of a financial, commercial, business, scientific or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form. The terms of this Agreement are the Confidential Information of both Parties.

1.27. “Control” or “Controlled” means, with respect to any Know-How, Patents or other Intellectual Property Rights, that a Party or its Affiliate (x) owns or (y) has a license (other than a license granted to such Party under this Agreement) to such Know-How, Patents or other Intellectual Property Rights and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other legally enforceable arrangement with any Third Party; provided that [***].

1.28. “Cover,” “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Valid Claim of a Patent, that, in the absence of ownership of or a license granted under such Patent, the Development, Manufacture, or Commercialization of such product or composition (including any component thereof) or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim in a Patent application that has not yet issued, would infringe such Valid Claim if it were to issue).

1.29. “DAL” means the Drug Administration Law of the People’s Republic of China, Implementing Rules of the Drug Administration Law of the People’s Republic of China and the equivalent laws of other countries and jurisdictions in Greater China, in each case as the same may be amended from time to time.

1.30. “Development” or “Develop” means all activities that relate to the development of any Products, including (a) creating new Products, preclinical studies and Clinical Trials, research, toxicology testing, statistical analysis, publication and presentation of study results with respect to a product, (b) the reporting, preparation and submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain authorization to conduct Clinical Trials and to obtain, support, maintain or expand Marketing Authorization for a product, and (c) interacting with Regulatory Authorities before and following receipt of Marketing Authorization in the applicable country or jurisdiction for such pharmaceutical product regarding the foregoing, including all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Marketing Authorization, but expressly excluding activities directed to Manufacture or Commercialization. Development includes any Clinical Trials to be conducted after receipt of Marketing Authorization that was mandated by the applicable Regulatory Authority as a condition of such Marketing Authorization with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Marketing Authorization for a pharmaceutical or biologic product in such country) and development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical product after receipt of Marketing Authorization for such product (including label expansion). Further, Development includes importing or exporting (including having imported or having exported) pharmaceutical products for purposes of development. “Developing” and “Developed” will be construed accordingly.

1.31. “Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.

1.32. “DTT Know-How” has the meaning set forth in Section 4.3(a).

1.33. “DTT Plan” has the meaning set forth in Section 4.3(a).

1.34. “Equity Investment” has the meaning set forth in Section 9.2 (Capitalization and Equity Payment).

1.35. “Executive Officers” has the meaning set forth in Section 3.6(c)(i).

1.36. “Existing Licensor Manufacturing Know-How” has the meaning set forth in Section 7.1 (Manufacturing Know-How Transfer and Assistance).

1.37. “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.38. “FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time.

1.39. “Field” means treatment, prevention, or diagnosis of any and all indications, diseases, or conditions.

1.40. “First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first sale of such Product by a Party, its Affiliates, sub-licensees to a Third Party for sale, use or consumption in such country or jurisdiction after the Marketing Authorization has been obtained for such Product in such country or jurisdiction. [***].

1.41. “First Enforcing Party” has the meaning set forth in Section 10.3(c).

1.42. “Force Majeure Event” has the meaning set forth in Section 16.1 (Force Majeure).

1.43. “FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon [***] working hours per full Calendar Year of Development, Manufacturing activities, or other scientific or technical work earned out by one (1) or more duly qualified employees of a Party under this Agreement. [***].

1.44. “Funding Default Notice Period” has the meaning set forth in Section 14.2(e) (Termination by Licensor due to Failure of Licensee’s Funding).

1.45. “Funding Milestone” has the meaning set forth in Section 14.2(e) (Termination by Licensor due to Failure of Licensee’s Funding).

1.46. “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.47. “Generic Product” means, with respect to a particular Product in a particular country or jurisdiction in the Territory, a drug product (1) contains the same Active Ingredient as the Product; (2) has received all necessary approvals by the applicable Regulatory Authorities authorizing the marketing and sale of such drug product in such country or jurisdiction; (3) is marketed or sold in such country or jurisdiction by a Third Party that has not obtained the rights to market or sell such product as a Sublicensee or distributor of Licensee or any of its Affiliates or Sublicensees with respect to such product, other than as a result of settlement of any litigation; and (4) is approved for use in such country or jurisdiction pursuant to an abbreviated regulatory approval process governing approval of generic drug products based on the then-current standards for regulatory approval in such country or jurisdiction and where such regulatory approval was based in whole or in part upon the findings by the Regulatory Authority of clinical safety and efficacy based on data generated by Licensee (or its Affiliate or Sublicensee) or Licensor (or its Affiliate or (sub)licensee) included in any Regulatory Materials for Marketing Authorization in such country or jurisdiction with respect to the Product.

1.48. “Global Brand Elements” has the meaning set forth in Section 10.5(b).

1.49. “Global Trademarks” has the meaning set forth in Section 10.5(a).

1.50. “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in each applicable country or jurisdiction, each as may be amended and applicable from time to time.

1.51. “Governmental Authority” means any court, tribunal, arbitrator, agency, ministry, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.52. “Greater China” means mainland China, Hong Kong, Macau, and Taiwan.

1.53. “HKIAC” has the meaning set forth in Section 15.3(a).

1.54. “HRS-4729” means the polypeptide identified by Licensor as HRS-4729, the sequence for which is set forth on Exhibit 1.54 (HRS-4729).

1.55. “HRS-4729 Derivative” shall have the meaning set forth in Exhibit 1.55 (HRS-4729 Derivatives).

1.56. “HRS-4729 Product” means any pharmaceutical preparation or product comprising, incorporating or containing HRS-4729 or any HRS-4729 Derivative as an Active Ingredient, alone or in combination with other Active Ingredients, in any and all forms, presentations, dosages, strengths, and formulations, including any weekly injectable, monthly injectable, and oral forms.

1.57. “HRS-7535” means the molecule identified by Licensor as HRS-7535, the structure of which is set forth on Exhibit 1.57 (HRS-7535).

1.58. “HRS-7535 Derivative” shall have the meaning set forth in Exhibit 1.58 (HRS-7535).

1.59. “HRS-7535 Product” means any pharmaceutical preparation or product comprising, incorporating or containing HRS-7535 or any HRS-7535 Derivative as an Active Ingredient, alone or in combination with other Active Ingredients, in any and all forms, presentations, dosages, strengths, and formulations, including any weekly injectable, monthly injectable, and oral forms.

1.60. “HRS-9531” means the polypeptide identified by Licensor as HRS-9531, the sequence of which is set forth on Exhibit 1.60 (HRS-9531).

1.61. “HRS-9531 Derivative” shall have the meaning set forth in Exhibit 1.61 (HRS-9531 Derivatives).

1.62. “HRS-9531 (injectable form) Product” means any pharmaceutical preparation or product comprising, incorporating or containing HRS-9531 or any HRS-9531 Derivative as an Active Ingredient in an injection-delivered form, alone or in combination with other Active Ingredients, in any and all presentations, dosages, strengths, and formulations.

1.63. “HRS-9531 (other form) Product” means any pharmaceutical preparation or product comprising, incorporating or containing HRS-9531 or any HRS-9531 Derivative as an Active Ingredient in any form other than in an injection-delivered form, alone or in combination with other Active Ingredients, in any and all presentations, dosages, strengths, and formulations.

1.64. “HRS-9531 Product” means HRS-9531 (injectable form) Product and HRS-9531 (other form) Product.

1.65. “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.66. “Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.67. “Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.68. “Initiation” means, with respect to a Clinical Trial of a Product, the first dosing of the first human subject for such Clinical Trial. “Initiate” has a correlative meaning.

1.69. “Intellectual Property Rights” means Patents, design rights, copyrights, trade secret rights, or other rights in Know-How, database rights, and all other intellectual property rights or similar proprietary rights of whatever nature, whether registered or not, and including applications to register or rights to apply for registration or renewals or extensions of, and rights to claim priority from, which may now or in the future subsist anywhere in the world.

1.70. “Investor Entities” means any of the following entities and their Affiliates: [***].

1.71. “JMSC” has the meaning set forth in Section 3.2 (Joint Manufacturing and Supply Committee).

1.72. “JSC” has the meaning set forth in Section 3.1(a) (Formation).

1.73. “Know-How” means any proprietary commercial, scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, procedures, methods, techniques, specifications, formulations, formulae, knowledge, know-how, instructions, skill, experience, designs, drawings, assembly procedures, computer programs, records, improvements, modifications, techniques, assays, physical, chemical or biological materials, designs, protocols, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, results and data, regulatory data, study designs, and protocols, dosage regimens, control assays, assay standards and references, cells, cell lines, animal models, product specifications, marketing, pricing and distribution costs, inventions, processes, methods, utilities, formulations, compositions of matter, articles of manufacture, creations, discoveries, findings, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and any physical embodiments of any of the foregoing.

1.74. “Licensed IP” means Licensed Know-How and Licensed Patents.

1.75. “Licensed Know-How” means all Know-How Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compounds or Products in the Field in the Territory. [***].

1.76. “Licensed Patents” means all Patents Controlled by Licensor or its Affiliates as of the Effective Date or at any time during the Term that is necessary for the Development, Manufacture or Commercialization of the Compounds or Products in the Field in the Territory. [***]. The Licensed Patents that Cover the composition of matter, formulation, method of Manufacture, use or sale of any Clinical Stage Products or Pre-Clinical Stage Products in the Field in the Territory as of the Effective Date are set forth in Exhibit 1.76 (Licensed Patents as of the Effective Date).

1.77. “Licensee Background IP” means any Patent or Know-How that is (a) Controlled by Licensee or its Affiliates prior to the Effective Date, or (b) discovered, generated, acquired or otherwise becomes Controlled by Licensee or its Affiliates during the Term outside of the scope of this Agreement.

1.78. “Licensee Election Notice” has the meaning set forth in Section 2.9(d).

1.79. “Licensee Indemnitee(s)” has the meaning set forth in Section 13.2 (Indemnification by Licensor).

1.80. “Licensee IP” means any Intellectual Property Rights that either (a) are conceived, discovered, developed or made by or on behalf of Licensee under this Agreement, or (b) become Controlled by Licensee or its Affiliates after the Effective Date and during the Term and are used or applied by or on behalf of Licensee in the Development, Manufacture and Commercialization of the Compounds or Products in the Field.

1.81. “Licensor Background IP” means any Patent or Know-How that is (a) Controlled by Licensor or its Affiliates prior to the Effective Date, or (b) discovered, generated, acquired or otherwise become Controlled by Licensor or its Affiliates during the Term outside of the scope of this Agreement.

1.82. “Licensor Combination Product” has the meaning set forth in Section 2.9(b).

1.83. “Licensor Indemnitee(s)” has the meaning set forth in Section 13.1 (Indemnification by Licensee).

1.84. “Licensor Other Component” has the meaning set forth in Section 2.9(b).

1.85. “Losses” has the meaning set forth in Section 13.1 (Indemnification by Licensee).

1.86. “Major Market” means any of [***].

1.87. “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, formulation, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, stability testing, inventory control and management, storing and transporting the Compounds and/or Product, but excluding activities directed to Development or Commercialization.

1.88. “Marketing Authorization” means with respect to the Products in a country or jurisdiction, all approvals from the Regulatory Authorities necessary to market and sell the Products in such country or jurisdiction, excluding any separate Reimbursement Approval (unless necessary to market and sell the Products).

1.89. “MTT Plan” has the meaning set forth in Section 7.1 (Manufacturing Know-How Transfer and Assistance).

1.90. “NDA” means any (a) New Drug Application, submitted pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.3 et seq.; or (b) corresponding application in the applicable country or jurisdiction outside of the United States, including, with respect to the European Union, an application for marketing approval filed with the EMA pursuant to the centralized approval procedure or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval, in each case ((a) or (b)), including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.91. “Net Sales” means, with respect to any of the Products in the Territory, [***] for sale or other disposition of such Product by or for the benefit of Licensee or its Affiliates or Sublicensees (for clarity, excluding distributors who may constitute Sublicensees under this Agreement) (each a “Selling Party”) to Third Parties (including distributors, wholesalers and end users) in bona fide arm’s length basis, less the following deductions (in each case, to the extent actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Selling Parties in connection with such applicable Product): [***].

If a Product is sold as a Combination Product, then Net Sales, on a country-by-country basis, for the purposes of determining royalty payments on the combination, shall be calculated using one of the following alternative methods: [***].

1.92. “New Form Product” means a Class A New Form Product or a Class B New Form Product.

1.93. “New Form Product Opt-In Notice” has the meaning set forth in Section 9.8 (Opt-In for New Routes of Administration).

1.94. “NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or any successor agency(ies) or authority having substantially the same function.

1.95. “Non-Election Notice” has the meaning set forth in Section 2.9(e).

1.96. “Other Component(s)” has the meaning set forth in Section 2.9(a).

1.97. “Partner” means any Third Party that acquires from, or is otherwise granted by, Licensee or its Affiliates the right to Develop, Manufacture, Commercialize, or otherwise exploit Compound or Products in the Field in the Territory (excluding Subcontractors that act solely for Licensee or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of Licensee or its Affiliate that pays transfer price and nothing else), whether through a license, option, acquisition or assignment of such rights to the Compound or Product in an asset sale or change of control transaction or otherwise (such transaction agreement, a “Partnership Agreement”).

1.98. “Partnership Revenue” means [***] payments received by Licensee or any of its Affiliates or stockholders from a Partner pursuant to the applicable Partnership Agreement [***] to Compounds or Products, including, without limitation, [***], but excluding the following: [***].

1.99. “Patents” means all national, regional and international patents and patent applications, including provisional and non-provisional applications, priority applications, patent cooperation treaty (PCT) applications, divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, any confirmation patent or registration patent or patent of addition based on any such patent, any inventor’s certificates, and supplementary protection certificates and equivalents to any of the foregoing.

1.100. “Patent Term Extension” means any patent term extension under 35 U.S.C. § 156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates and any other extensions that are available as of the Effective Date or become available during the Term.

1.101. “Person” means any person, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity not specifically listed herein.

1.102. “Phase 1 Clinical Trial” means a human clinical trial which provides for the first introduction into humans of a product, conducted in normal volunteer subjects or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity, or pharmacokinetics, that would satisfy the requirements of a country’s or region’s equivalent of 21 CFR § 312.21(a).

1.103. “Phase 2 Clinical Trial” means any human clinical trial of a Product conducted to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of determining the safety, efficacy, and dose-ranging of such Product for a particularly indication or indications, which trial is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial (a “Phase 2a Clinical Trial”) or to file for Marketing Authorization (a “Phase 2b Clinical Trial”), that would satisfy the requirements of a country’s or region’s equivalent of 21 CFR § 312.21(b).

1.104. “Phase 2 Notice” has the meaning set forth in Section 2.9(b).

1.105. “Phase 3 Clinical Trial” means any human clinical trial of a Product designed to support Marketing Authorization of such Product and satisfy the requirements of a country’s or region’s equivalent of 21 CFR § 312.21(c).

1.106. “Pre-Clinical Stage Products” means HRS-4729 and HRS-9531 (other form).

1.107. “Prior CDA” has the meaning set forth in Section 11.5 (Prior CDA).

1.108. “Product” means any HRS-4729 Product, HRS-7535 Product, HRS-9531 (injectable form) Product, and/or HRS-9531 (other form) Product.

1.109. “Product Infringement” has the meaning set forth in Section 10.3(b).

1.110. “Product Marks” has the meaning set forth in Section 10.5(c).

1.111. “Proposed Terms” has the meaning set forth in Section 15.4(b).

1.112. “Purchase Agreement” means that certain Purchase Agreement between Licensor and Licensee, dated as of the date hereof, a copy of which is attached hereto as Exhibit 1.112 (Purchase Agreement).

1.113. “Quality Agreement” means the agreement between the Parties on standard terms and conditions for the pharmaceutical industry which outlines the operational responsibilities of each Party with respect to quality assurance and quality control of the Products supplied under this Agreement.

1.114. “Registration Trial” means (a) a Phase 3 Clinical Trial; or (b) any other Clinical Trial that is designed to obtain the results and data that are required to support the submission of an NDA for the Product (but may not include the results and data that may be required to support the submission of an application for pricing and/or reimbursement approval), regardless of whether such Clinical Trial is designated, characterized, or referred to as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a Clinical Trial does not meet the requirements of a Registration Trial at the time of the dosing of the first subject, but is later re-designed or otherwise converted into a Clinical Trial that meets the requirements of a Registration Trial, then, such Clinical Trial shall be deemed a Registration Trial, and the milestone event in Section 9.4(a) shall be deemed achieved, as of the date of such re-design or conversion.

1.115. “Registration Trial Initiation Notice” has the meaning set forth in Section 2.9(c).

1.116. “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Manufacture, importation and Commercialization of the Product in or outside the Territory (as applicable), including Marketing Authorization and Reimbursement Approval in any applicable jurisdiction.

1.117. “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Product, including the FDA, NMPA, and any corresponding national or regional regulatory authorities.

1.118. “Regulatory Exclusivity” means, with respect to any country, territory or region, any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Governmental Authority with respect to a Product, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, and rights similar thereto.

1.119. “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding the Products, including any NDA and Regulatory Approval.

1.120. “Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country or other regulatory jurisdiction that establishes prices charged to end-users for a given pharmaceutical product at which such pharmaceutical product will be reimbursed by the applicable Governmental Authorities in such country or regulatory jurisdiction.

1.121. “Remedial Action” has the meaning set forth in Section 5.9 (Remedial Actions).

1.122. “Restricted Products” has the meaning set forth in Section 2.6(a).

1.123. “Reversion Agreement” has the meaning set forth in Section 14.2(g)(ii).

1.124. “ROFR” has the meaning set forth in Section 2.8(a) (Licensee Right of First Refusal).

1.125. “ROFR Exercise Notice” has the meaning set forth in Section 2.8(a).

1.126. “ROFR Exercise Period” has the meaning set forth in Section 2.8(a).

1.127. “ROFR Negotiation Period” has the meaning set forth in Section 2.8(a).

1.128. “ROFR Notice” has the meaning set forth in Section 2.8(a).

1.129. “ROFR Period” has the meaning set forth in Section 2.8(a).

1.130. “ROFR Product” means [***].

1.131. “Royalty Term” has the meaning set forth in Section 9.6(b) (Royalty Term).

1.132. “SEC” has the meaning set forth in Section 11.4(b).

1.133. “Second Enforcing Party” has the meaning set forth in Section 10.3(c).

1.134. “Subcontractor” means a Third Party engaged by Licensee, its Affiliates or Sublicensees to conduct any activities under this Agreement on a fee-for-service basis, including (a) contract research organizations, (b) contract manufacturers, and (c) distributors (whether exclusive or non-exclusive, but excluding distributors who are granted a Sublicense and are solely engaged on a profit-sharing and cost-sharing basis), distribution service providers and wholesalers, in each case (a)-(c) whether or not granted a Sublicense under the Licensed IP to perform such activities (including in the case of (c), Commercialization activities).

1.135. “Sublicense” has the meaning set forth in Section 2.3(a)(i).

1.136. “Sublicensee” means a Third Party to whom Licensee or any of its Affiliates or any Sublicensee grants a sublicense of Licensee’s rights to Develop, Manufacture and/or Commercialize Products in the Field in the Territory under the Licensed IP, but excluding all Subcontractors (such as, for example, contract research organizations, contract manufacturers and service providers on a fee-for-service basis whether or not granted a sublicense to Develop or Manufacture Products).

1.137. “Supply Price” means such prices by which Licensor will supply the Product (or any placebo) to Licensee under this Agreement, which shall be set forth in details in Exhibit 1.137 (Supply Price).

1.138. “Support Memorandum” has the meaning set forth in Section 15.4(b).

1.139. “Tax” means any form of tax or taxation, levy, duty, charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.140. “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Tax.

1.141. “Term” has the meaning set forth in Section 14.1 (Term).

1.142. “Territory” means the entire world but excluding Greater China.

1.143. “Third Party” means a Person other than Licensor, Licensee and the Affiliates of either of them.

1.144. “Third Party Expert” has the meaning set forth in Section 15.4(a).

1.145. “Third Party Infringement Claim” has the meaning set forth in Section 10.4(a) (Notice).

1.146. “Third Party Payments” means [***] that Licensee or its Affiliates or Sublicensees pay to a Third Party for a license under any Patents owned or controlled by such Third Party that are [***] of the Products in the Field in the Territory.

1.147. “Third Party Term Sheet” has the meaning set forth in Section 2.8(a).

1.148. “Trademark License” has the meaning set forth in Section 10.5(a).

1.149. “Transfer FTE Costs” means [***].

1.150. “Transfer FTE Rate” means [***].

1.151. “U.S.” means United States of America, including all possession and territories thereof.

1.152. “Valid Claim” means (a) any claim of an issued and unexpired Patent within the Licensed Patents (as may be extended through supplementary protection certificate, patent term adjustment or patent term extension), which claim (i) has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (ii) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any claim of a pending Patent application within the Licensed Patents, which claim has not been pending for more than [***] from its earliest U.S. or foreign priority date.

1.153. “VAT” has the meaning set forth in Section 9.9(a).

ARTICLE 2

LICENSES

2.1.	License Grant to Licensee. Subject to the terms and conditions of this Agreement,

(a) Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.3(a) (Sublicense), under the Licensed IP to Develop, Manufacture and Commercialize Compounds and Products in the Field in the Territory; and

(b) Licensor further grants Licensee the non-exclusive right to conduct pre-clinical Development of, or Manufacture or have Manufactured, the Compounds and the Products in Greater China solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensee, its Affiliates and Sublicensees in the Territory, provided that Licensee shall not (i) grant a Sublicense to any Sublicensee to Manufacture or have Manufactured the Compounds and Products in Greater China, or (ii) subcontract the Manufacture of the Compounds and Products in Greater China to any Subcontractor, in each case ((i) and (ii)) without Licensor’s consent (such consent not to be unreasonably withheld, conditioned or delayed);

provided that the foregoing licenses do not include a license to Develop, Manufacture or Commercialize any Active Ingredient that is proprietary to Licensor other than the Compounds.

2.2. License-back. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive license (subject to Section 16.2 (Assignment; Change of Control)), with the right to sublicense in accordance with Section 2.3(a) (Sublicense), under the Licensee IP solely to the extent necessary to (i) Develop, Manufacture and Commercialize Compounds and Products in the Field outside of the Territory, (ii) conduct Licensor’s obligations under this Agreement, or (iii) to conduct pre-clinical Development of, or Manufacture or have Manufactured, the Compounds and the Products in the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensor, its Affiliates and Sublicensees outside of the Territory.

2.3.	Right to Sublicense and Subcontract.

(a)	Sublicense.

(i) Each sublicense under the Licensed IP or Licensee IP, as applicable, (a “Sublicense”) shall be granted under a written agreement that is consistent with the terms and conditions of this Agreement and that (A) requires each such Sublicensee to comply with the terms and conditions of this Agreement that are applicable to such Sublicense and (B) requires further Sublicensees to comply with the terms and conditions of this Agreement that are applicable to such further Sublicense. The sublicensing Party shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Sublicensees. Without limiting the generality of the foregoing, each Sublicense with such a Third Party entered into after the Effective Date must include an assignment back to the sublicensing Party all Intellectual Property Rights related to the Compounds or Products developed or invented by or on behalf of the Sublicensee under the Sublicense.

(ii) Any Sublicensee conduct, act or omission that would have constituted a breach of this Agreement shall be imputed to sublicensing Party and deemed a breach of this Agreement as if such conduct, act or omission had been committed by the sublicensing Party.

(iii) The sublicensing Party will provide the other Party with a true and complete copy of each Sublicense to any Third Party within [***] after execution thereof, subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted under such sublicense or compliance with the terms of this Agreement.

(iv) Except with respect to any agreement with a Subcontractor that may include an incidental Sublicense, Licensee shall not grant a Sublicense to any Third Party that is headquartered in Greater China without Licensor’s prior written consent.

(b) Licensee Subcontracting. Licensee shall have the right to engage Subcontractors to conduct activities for (i) Development, Manufacture and Commercialization of the Compounds and the Products in the Territory under this Agreement and (ii) pre-clinical Development and Manufacture of the Compounds and the Products outside the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensee, its Affiliates and Sublicensees in the Territory, provided that (x) any Subcontractor should be bound by a written agreement that is consistent with the terms and conditions of this Agreement, to the extent applicable; (y) any such Subcontractor shall be required to comply with Applicable Laws; (z) any such Subcontractor have agreed in writing to assign to Licensee all data, Know-How, inventions or other Intellectual Property Rights generated by such Subcontractor in the course of performing such subcontracted work. Licensee shall remain responsible for any obligations that have been delegated or subcontracted to any Subcontractor, and shall be responsible for the performance of its Subcontractors.

(c) Licensor Subcontracting. Licensor shall have the right to engage Subcontractors to conduct activities for (i) Development, Manufacture and Commercialization of the Compounds and the Products outside the Territory under this Agreement and (ii) pre-clinical Development and Manufacture of the Compounds and the Products in the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensor, its Affiliates and Sublicensees outside the Territory, provided that (x) any Subcontractor should be bound by a written agreement that is consistent with the terms and conditions of this Agreement, to the extent applicable; (y) any such Subcontractor shall be required to comply with Applicable Laws; (z) any such Subcontractor have agreed in writing to assign to Licensor all data, Know-How, inventions or other Intellectual Property Rights generated by such Subcontractor in the course of performing such subcontracted work. Licensor shall remain responsible for any obligations that have been delegated or subcontracted to any Subcontractor, and shall be responsible for the performance of its Subcontractors.

2.4. No Implied Licenses; Retained Rights. Except as expressly set forth herein, no license or other right or interest under any Know-How, Patent or other Intellectual Property Rights of either Party is granted (by implication or otherwise) to the other Party under this Agreement. All rights in and to Licensed IP and or any other Know-How, Patents or other Intellectual Property Rights owned or otherwise Controlled by Licensor or its Affiliates not expressly licensed or otherwise granted to Licensee under this Agreement are hereby retained by Licensor (or its Affiliates, as applicable). Without limiting the generality of the foregoing, notwithstanding the exclusive license granted by Licensor to Licensee under Section 2.1 (License Grant to Licensee), Licensor hereby retains the non-exclusive right under the Licensed IP to perform its obligations or exercise its rights hereunder, including without limitation, to conduct pre-clinical Development of, or Manufacture or have Manufactured, the Compounds and the Products in the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensor, its Affiliates and Sublicensees outside the Territory.

2.5.	Gray Market Restrictions.

(a) Licensee hereby covenants and agrees that it shall not knowingly, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees shall not knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) outside the Territory. Licensee shall not engage, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees shall not engage, in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users located in any country or jurisdiction outside the Territory, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction outside the Territory. If Licensee or its Affiliates or Sublicensees receive any order for the Products from a prospective customer or other buyer or user located in a country or jurisdiction outside the Territory, Licensee shall refer that order to Licensor and shall not accept any such orders. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, knowingly deliver or tender (or cause to be delivered or tendered) any Product outside the Territory.

(b) Licensor hereby covenants and agrees that it shall not knowingly, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees shall not knowingly, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the internet or mail order, to any Third Party (or address or Internet Protocol address or the like) in the Territory. Licensor shall not engage, and shall use Commercially Reasonable Efforts to ensure that its Affiliates and Sublicensees shall not engage, in any advertising or promotional activities relating to any Product directed primarily to customers or other buyers or users located in any country or jurisdiction in the Territory, or solicit orders from any prospective customer or other buyer or user located in any country or jurisdiction in the Territory. If Licensor or its Affiliates or licensees or sublicensees receive any order for the Products from a prospective customer or other buyer or user located in a country or jurisdiction in the Territory, Licensor shall refer that order to Licensee and shall not accept any such orders. Licensor shall not, and shall ensure that its Affiliates, licensees, and sublicensees shall not, knowingly deliver or tender (or cause to be delivered or tendered) any Product in the Territory.

2.6.	Non-Compete.

(a) Subject to Section 2.6(b) below, commencing on the Effective Date and ending on the second anniversary thereof (the “Non-Compete Period”), Licensee shall not, itself or through its Affiliates or in collaboration with Third Parties, (i) Develop or Commercialize any product that (1) contains a GLP-1 receptor agonist [***] as an Active Ingredient, alone or in combination with other Active Ingredients, and (2) is designed to treat obesity and/or diabetes (each such product, a “Restricted Product”) anywhere in the world, except for (x) the Development, Manufacture and Commercialization of the Compounds and the Products in the Field in the Territory or (y) the pre-clinical Development or Manufacture of the Compounds and the Products in the Field outside the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensee, its Affiliates and Sublicensees in the Field in the Territory, or (ii) license, authorize, appoint, or otherwise enable any Third Party to perform any of the activities under clause (i); provided that any [***] shall not be a Restricted Product.

(b) In the event that a Third Party becomes an Affiliate of Licensee during the Non-Compete Period through merger, acquisition, consolidation or other similar transaction and such Third Party, as of the closing date of such transaction, is engaged in Development, Manufacture or Commercialization activities for a Restricted Product:

(i) If such transaction results in a Change of Control in Licensee, then such new Affiliate shall have the right to continue the Development, Manufacture, or Commercialization of such Restricted Product, which shall not constitute a breach of Licensee’s exclusivity obligations set forth above, provided that the Development, Manufacture, or Commercialization of such Restricted Product during the Non-Compete Period is conducted by the new Affiliate independently of the activities of this Agreement without using any Licensed IP or Licensee IP, with appropriate firewalls implemented [***]; and

(ii) If such transaction does not result in a Change of Control in Licensee, then such new Affiliate shall have [***] to complete the wind down or divesture of such Restricted Product if such date is still within the Non-Compete Period, and its new Affiliate’s Development, Manufacture or Commercialization of such Restricted Product during such [***] period shall not constitute a breach of Licensee’s exclusivity obligations set forth above; provided that the Development, Manufacture, or Commercialization of such Restricted Product during the Non-Compete Period is conducted by the new Affiliate independently of the activities of this Agreement without using any Licensed IP or Licensee IP, with appropriate firewall implemented [***].

(c) [***].

2.7. Licensor Non-Compete. Subject to Section 2.8 (Licensee Right of First Refusal) below, during the Non-Compete Period, Licensor shall not, itself or through its Affiliates or in collaboration with Third Parties, (a) Develop or Commercialize any Restricted Products in the Territory, except for the pre-clinical Development or Manufacture of the Compounds and the Products in the Field in the Territory solely for the Development and/or Commercialization of such Compounds or Products by or on behalf of Licensor, its Affiliates and (sub)licensees in the Field outside the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to perform any of the activities under clause (a).

2.8. Licensee Right of First Refusal

(a) Effective as of the Effective Date and ending, on a ROFR Product-by-ROFR Product basis, on the date that is [***] (the “ROFR Period”), Licensor hereby grants, and shall cause its Affiliates to hereby grant, to Licensee a right of first refusal (“ROFR”) to obtain an exclusive license for the development, manufacture and commercialization of each such ROFR Product in the Territory, subject to the terms set forth below. In the event that Licensor or any of its Affiliates desires to grant a license to any Third Party to develop and/or commercialize any ROFR Product in the Territory, Licensor shall provide Licensee with a written notice (a “ROFR

Notice”) that includes [***]. Within [***] following the date of such ROFR Notice (the “ROFR Exercise Period”), Licensee may exercise the ROFR for such ROFR Product by providing Licensor with written notice [***] (a “ROFR Exercise Notice”). Upon receipt of the ROFR Exercise Notice, Licensor will, and will cause any applicable Affiliate to, exclusively negotiate in good faith with Licensee for a period of up to [***] (the “ROFR Negotiation Period”) the terms of a definitive agreement (or an amendment to this Agreement) with respect to the development and commercialization of such ROFR Product in the Field in the Territory and provide such other information controlled by Licensor as Licensee may reasonably request to evaluate such ROFR Product. Upon the execution of such definitive agreement or amendment to this Agreement, if such ROFR Product is a Restricted Product, such ROFR Product shall cease to be a Restricted Product and no longer be subject to Licensee’s non-compete obligations under Section 2.6 (Non-Compete).

(b) If (i) Licensee does not provide Licensor with a ROFR Exercise Notice with respect to such ROFR Product within the ROFR Exercise Period, (ii) Licensee notifies Licensor in writing within the ROFR Exercise Period that it does not intend to exercise the ROFR with respect to such ROFR Product, or (iii) Licensee timely provides Licensor with a ROFR Exercise Notice, but Licensor (or its applicable Affiliate) and Licensee fail to reach a definitive agreement with respect to such opportunity for such ROFR Product during the ROFR Negotiation Period, then upon the expiration of the ROFR Exercise Period or ROFR Negotiation Period (as applicable), or receipt of the non-exercise notice by Licensee, whichever occurs the first, then (x) Licensor shall have the right to, by itself or through any Third Party, Develop and/or Commercialize such product in the Territory, provided, however, that, [***]; and (y) the development and/or commercialization of such ROFR Product by Licensor, its Affiliates or a Third Party shall not constitute a breach of Licensor’s non-compete obligations set forth in Section 2.7 (Licensor Non-Compete). If Licensor does not enter into any definitive agreement with a Third Party with respect to such ROFR Product as provided in the immediately preceding sentence prior to the expiration the [***] period following the expiration of the ROFR Exercise Period or ROFR Negotiation Period (as applicable) for such ROFR Product, then, during the remainder (if any) of the ROFR Period, Licensor will offer Licensee another ROFR under, and must comply with the procedures set forth in, this Section 2.8 (Licensee Right of First Refusal) with respect to any proposed grant of such rights to such ROFR Product during the ROFR Period.

(c) During the ROFR Exercise Period or ROFR Negotiation Period (as applicable), Licensor shall not enter into discussions, exchange information or otherwise negotiate with or conclude a contract with any Third Party with respect to the transfer of, or grant of license or rights regarding the respective ROFR Product in the Territory.

2.9. Combination Product.

(a) “Combination Product” means any Product that combines a Compound with one (1) or more other Active Ingredients (the “Other Component(s)”) [***] in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured).

(b) If Licensor Develops a Combination Product in mainland China, and such Combination Product is a Product that co-formulates a Compound with an Other Component that is proprietary to Licensor (such Other Component, “Licensor Other Component”, such Combination Product, “Licensor Combination Product”), Licensor may notify Licensee if the data from a Phase 2 Clinical Trial of such Licensor Combination Product are positive and Licensor wishes to initiate a Registration Trial for such Combination Product and wishes to license such Licensor Combination Product to Licensee in the Territory (such notice, a “Phase 2 Notice”).

(c) If Licensor provides Licensee with a Phase 2 Notice, and, if before the Licensor’s Initiation of a Registration Trial for such Licensor Combination Product, Licensee has already entered into a binding agreement with a Third Party to Develop, or had internally Developed and nominated for the conduct of an IND enabling study, a Combination Product that co-formulates (i) the same Compound as the Compound in such Licensor Combination Product and (ii) an Other Component that is proprietary to such Third Party or Licensee and is directed to the same target as the Licensor Other Component in such Licensor Combination Product, then within [***] after receipt of a notice of the Licensor’s Initiation of a Registration Trial for such Licensor Combination Product (the “Registration Trial Initiation Notice”), Licensee may notify Licensor and provide Licensor with reasonable evidence of such agreement or such independent Development, in which case Licensee shall have no further obligation under this Section 2.9 (Combination Product) with respect to such Licensor Combination Product, and neither clause (d) nor clause (e) shall apply.

(d) If Licensor provides Licensee with a Registration Trial Initiation Notice, and Licensee does not provide counter notification pursuant to Section 2.9(c), then Licensor shall provide Licensee with a data package summarizing all material available data with respect to such Licensor Combination Product. Within (i) [***] after receipt of Registration Trial Initiation Notice and such data package or (ii) [***] after receipt of Phase 2 Notice, whichever is later (the “Election Deadline”), Licensee may notify Licensor that Licensee agrees that such Licensor Combination Product meets customary market standards for clinical Development in the Territory (“Licensee Election Notice”), in which case, the Parties shall negotiate in good faith the terms and conditions of a separate license agreement pursuant to which Licensor would grant to Licensee an exclusive license to Develop, Manufacture and Commercialize such Licensor Combination Product in the Field in the Territory. [***].

(e) If Licensee notifies Licensor that Licensee does not agree that such Licensor Combination Product meets customary market standards for clinical Development in the Territory (“Non-Election Notice”) or otherwise fails to provide a Licensee Election Notice for such Licensor Combination Product by or before the Election Deadline, then Licensee shall, within [***] after (i) Licensee provides Non-Election Notice to Licensor or (ii) the Election Deadline, as applicable, pay to Licensor a fee (the “Combination Product Fee”) of [***]; provided however that Licensee shall not be required to pay the Combination Product Fee for such a Licensor Combination Product if, at the time of the Licensor’s Initiation of a Registration Trial for such Licensor Combination Product, there is no Valid Claim in the Licensed Patents Covering the Compound in such Licensor Combination Product in the U.S. and the Major Markets. [***].

(f) If Licensee pays the Combination Product Fee for such Licensor Combination Product under clause (e), but Licensor fails to complete a Registration Trial for such Licensor Combination Product for any reason other than a serious unexpected adverse event or a Force Majeure Event, then Licensor shall refund Licensee the Combination Product Fee received from Licensee for such Combination Product.

2.10. Section 365(n) of the Bankruptcy Code. All licenses granted by either Party to the other Party under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code. Each Party, as licensee, may fully exercise all of its rights and elections under any applicable Bankruptcy Code. The Parties further agree that, if a Party elects to retain its rights as a licensee under any applicable Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such licensee Party not later than (a) the commencement of bankruptcy proceedings against the licensor Party, upon written request, unless the licensor Party elects to perform its obligations under this Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor Party, upon written request. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code. As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

ARTICLE 3

GOVERNANCE

3.1. Joint Steering Committee.

(a) Formation. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to coordinate and review the Development, Manufacture and Commercialization of the Compounds and the Products under this Agreement and to discuss the global Development and Commercialization of each Product. Each Party shall appoint [***] representatives to the JSC, each of whom shall have sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Each Party shall appoint one of its JSC representatives to act as a co-chairperson of the JSC.

(b) Responsibilities. The JSC shall: [***].

3.2. Joint Manufacturing and Supply Committee. Within [***] after the Effective Date, the Parties shall establish a joint manufacturing and supply committee (the “Joint Manufacturing and Supply Committee” or the “JMSC”) to oversee the Manufacturing and supply of Compounds and Products by Licensor for Licensee in the Field in the Territory. Each Party shall appoint [***] representatives to the JMSC, each of whom shall have the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JMSC. Each Party may replace its JMSC representatives upon written notice to the other Party and shall appoint one of its JMSC representatives to act as a co-chairperson of the JMSC. The JMSC shall report to the JSC. In particular, the JMSC shall: [***].

3.3. Limitation of Authority. The authority of the JSC, JMSC or other subcommittees established by the JSC (each, a “Committee”) shall be limited to those matters expressly delegated to it in this Agreement. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in any Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. In addition to any other exclusions from or limitations on its authority set forth in this Article 3 (Governance) or elsewhere in this Agreement, the Committees shall have no right, power or authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.4. Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***]. Thereafter, each Committee shall hold meetings at such frequencies determined by the JSC but, in any event, no less frequently than [***]. Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the Committees may be held in person, by audio or video teleconference. In-person Committee meetings shall be held at locations selected alternatively and mutually by the Parties. The Parties shall jointly prepare the agenda and minutes for each Committee meeting. Each Party shall be responsible for all of its own expenses of participating in the Committee meetings.

3.5. Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.6. Decision-Making.

(a) A quorum of the Committee shall exist whenever there is present at a meeting at least [***] appointed by each Party. Representation by proxy shall be allowed. Each Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least [***] appointed by each Party.

(b) If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JMSC or any subcommittee established by the JSC, the representatives of the Parties on such Committee cannot reach a unanimous decision as to such matter within [***] after such matter was brought to such Committee for resolution, such matter shall be referred to the JSC for resolution. In conducting themselves on the JSC, and in exercising their responsibilities under this Section 3.6 (Decision-Making), all representatives of both Parties will consider diligently, reasonably and in good faith all input received from the other Party, and will use reasonable efforts to reach consensus on all matters before them.

(c) If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC (including matter referred to the JSC by the JMSC or any subcommittee established by the JSC), the JSC cannot reach a decision as to such matter within [***] after such matter was brought to the JSC for resolution, such matter shall:

(i) be referred to the [***] (the “Executive Officers”) for resolution if such matter relates to joint activity that is conducted in both the Greater China territory and the Territory;

(ii) be finally decided by Licensor if such matter relates solely to the Greater China territory and such decision or action is not otherwise in violation of Section 3.6(d)(ii); or

(iii) be finally decided by Licensee if such matter relates solely to the Territory and such decision or action is not otherwise in violation of Section 3.6(d)(ii).

(d) The Executive Officers shall promptly meet and use good faith efforts to resolve matters referred to them pursuant to Section 3.6(c)(i). If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then Licensee shall have final decision making authority for matters within the scope of the JSC’s decision-making authority to the extent primarily related to the Development, Manufacture and Commercialization of the Compounds and the Products by Licensee, its Affiliates and Sublicensees in the Field in the Territory and Licensor shall have final decision making authority for matters within the scope of the JSC’s decision-making authority to the extent primarily related to the Development, Manufacture and Commercialization of the Compounds and the Products by Licensor, its Affiliates and (sub)licensees in the Field outside the Territory, [***].

(e) If the Parties disagree on whether any proposed decision by either Party would [***] such dispute shall be resolved as follows. The Parties shall first refer such dispute to the Executive Officers pursuant to Section 15.2 (Internal Resolution). If the Executive Officers fail to resolve such dispute within [***], then such dispute shall be decided by a panel of three independent Third Party experts, with one expert selected by each Party, and the third expert selected jointly by the two Party selected experts. All such experts shall be independent of both Parties and shall have at least [***] of experience in the worldwide Development and Commercialization of biologics or pharmaceutical products (or such other similar credentials as mutually agreed by the Parties). Such Third Party expert panel shall be instructed to render its decision within [***] of the date that such matter is referred to such Third Party expert panel. Each Party shall bear the cost of the expert selected by such Party, and the Parties shall share equally the cost of the third expert. Except in cases of fraud or manifest error on the part of such Third Party expert panel, the decision of such Third Party expert panel shall be final and binding on the Parties. The status quo of such matter shall persist until the matter is resolved by such Third Party expert panel.

3.7. Alliance Managers. Within [***] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross -functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.

ARTICLE 4

DEVELOPMENT

4.1. General. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the Development of the Compounds and the Products in the Field in the Territory at its own cost and expense, including the performance of Clinical Trials of the Products in the Field in the Territory necessary for obtaining Marketing Authorization in the Territory. Licensor shall be solely responsible for the Development of the Compounds and the Products in the Field outside the Territory at its own cost and expense, including the performance of Clinical Trials of the Products in the Field outside the Territory necessary for obtaining Marketing Authorization in Greater China.

4.2. Development Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and obtain Marketing Authorization for at least (i) [***] Product, (ii) [***] Product, (iii) [***] Product, and (iv) [***] Product, in each case in the Field in the Territory. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to: [***].

4.3. Development and Manufacturing Technology Transfer and Assistance.

(a) Promptly after the receipt of upfront fee under Section 9.1 (Upfront Fee) (but in no event greater than [***] thereafter), Licensor will initiate the transfer to Licensee of all the Licensed Know-How that is necessary or reasonably useful for Licensee to Develop the Compounds and the Products in the Field in the Territory, including the Licensed Know-How described on Exhibit 4.3 (Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data), and in reasonably sufficient detail in order for a reasonably skilled person to practice such Licensed Know-How. All Licensed Know-How described hereunder shall be provided to Licensee in its original language, and if already translated into English, also in English. For clarity, Existing Licensor Manufacturing Know-How that primarily relates to Manufacturing is to be transferred according to Article 7 (Manufacturing and Technology Transfer). The Licensed Know-How specified on Exhibit 4.3 (Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data) that are available as of the Effective Date will be delivered to Licensee within [***] following the receipt of upfront fee, or as otherwise set forth on Exhibit 4.3 (Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data). The Licensed Know-How specified on Exhibit 4.3 (Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data) that are not available as of the Effective Date will be prepared and delivered to Licensee as soon as practicable after receipt of upfront fee. Promptly after the Effective Date (but in no event greater than [***] after the Effective Date), the Parties shall negotiate in good faith a development technology transfer agreement (“DTT Plan”) pursuant to which Licensor shall transfer to Licensee all Licensed Know-How (other than the Licensed

Know-How set forth on Exhibit 4.3 (Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data)) Controlled by Licensor or its Affiliates and available as of the finalization date of the DTT Plan or another mutually agreed cut-off date as otherwise specified in the DTT Plan that are necessary or reasonably useful for submissions to Regulatory Authorities and obtaining Regulatory Approval of Compounds and Products in the Field in the Territory (“DTT Know-How”). The DTT Plan shall also include the obligation for Licensor to ensure the assignment of (and provide Licensee copies of the applicable assignment agreements evidencing such assignment) (i) all Licensed Patents set forth in Exhibit 1.76 (Licensed Patents as of the Effective Date) to Licensor or its wholly owned subsidiaries and (ii) all rights to such Licensed Patents and inventions claimed in such Licensed Patents from all the inventors of such inventions to Licensor or its wholly owned subsidiaries. The Parties shall cooperate in good faith and use reasonable best efforts to substantially complete the transfer to Licensee of all the Licensed Know-How that are available as of the Effective Date that are necessary or reasonably useful for Licensee to Develop the Compounds and the Products in the Field in the Territory within [***] after the Parties finalize the DTT Plan or within [***] after receipt of upfront fee (whichever is earlier).

(b) Upon the reasonable request of Licensee, Licensor will use Commercially Reasonable Efforts to promptly identify, collect and provide any requested Licensed Know-How to Licensee. In addition, Licensor will disclose and make available to Licensee any improvements, modifications or enhancement to the Licensed Know-How Controlled by Licensor during the Term that are necessary or reasonably useful to the Development, Manufacture or Commercialization of Compounds or Products in the Field in the Territory. All such Licensed Know-How will be provided to Licensee in its original language, and if already translated into English, also in English. Upon the reasonable request of Licensee, Licensor will provide Licensee with reasonable technical assistance in connection with the Development of the Compounds and the Products in the Field in the Territory, [***].

(c) Notwithstanding anything to the contrary in this Agreement, each Party’s obligation to provide data, information and study reports shall in all cases be subject to compliance with, and securing the necessary approval and filings under, Applicable Laws of the relevant Regulatory Authorities, including the Biosecurity Law and Management of Human Genetic Resources of the People’s Republic of China; provided, however, that, in all cases, the Party unable to provide such data, information or study reports shall (and shall cause its Affiliates to) (i) promptly notify the other Party in writing if it is not permitted to provide such Party (or any if Affiliates) with any data, information and study reports as a result of the provisions of this Section 4.3(c), (ii) use its Commercially Reasonable Efforts to secure all such approvals and filings (including applying for any security assessments) as soon as possible after the Effective Date (and keep the other Party informed as to the status thereof upon request from such other Party), (iii) use its Commercially Reasonable Efforts to obtain proper consents from all data subjects (including any Persons participating in any Clinical Trials) that permit such Party (and its Affiliates) to provide and share the personal information of such data subjects to such other Party (and its Affiliates), such that such other Party (and its Affiliates) may receive, use, process and otherwise exploit such information, and (iv) at the request of such other Party, use its Commercially Reasonable Efforts to find alternative means for providing such other Party (or if applicable, its Affiliates) with such data, information and study reports in a manner that is compliant with Applicable Laws, including to consult and cooperate with such other Party in connection therewith (including, if requested by such other Party, to provide any such data in anonymized form).

Notwithstanding the preceding sentence and for clarity, if Licensor is unable to provide data, information, or study reports as a result of this Section 4.3(c) and is unable to provide such information through alternative means, the milestone set forth in Section 9.3 (Tech Transfer Milestone Payment) shall not be payable until completion of all technology transfer activities set forth in the DTT Plan and MTT Plan and if such activities cannot be completed as a result of this Section 4.3(c), such milestone shall not be payable.

4.4. Data Exchange and Use. Each Party shall own all data generated by such Party in its Development of the Compounds and the Products in the Field in its territory. Each Party shall, upon reasonable request of the other Party, provide the other Party with copies of all material data and results generated by such Party in its Development of the Compounds and the Products in the Field in its respective territory that are necessary or reasonably useful for the Development of the Compounds and the Products of the other Party in such other Party’s territory, including all supporting documentation. Each Party shall have the right to use the data provided by the other Party pursuant to this Section 4.4 (Data Exchange and Use) for the purpose of obtaining and maintaining Regulatory Approvals for and Commercializing the Products in the Field in its respective territory. Any cost incurred by either Party in providing data as set forth herein, including out-of-pocket cost and internal cost, shall be borne by such Party. All data and results provided pursuant to this Section 4.4 (Data Exchange and Use) shall be provided in its original language, and if already translated, in English.

4.5. Development Records, Data and Reports. Each Party shall maintain current and accurate records of all Development activities conducted by or on behalf of such Party hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP). Upon request, each Party shall have the right to review and copy such records maintained by the other Party at reasonable times solely to the extent necessary to verify compliance with this Agreement.

ARTICLE 5

REGULATORY

5.1. General. Licensee shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals, if applicable, for the Products in the Field in the Territory, which regulatory activities shall be performed at Licensee’s own cost and expense. Through the JSC, Licensee shall keep Licensor reasonably informed of regulatory Developments related to the Products in the Territory, including any decision by any Regulatory Authority in the Territory regarding the Products. Licensor shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Products in the Field outside the Territory, which regulatory activities shall be performed at Licensor’s own cost and expense. Through the JSC, Licensor shall keep Licensee reasonably informed of regulatory Developments related to the Products outside the Territory, including any decision by any Regulatory Authority outside the Territory regarding the Products.

5.2. Regulatory Approval Holder. Licensee shall be solely responsible for applying for Regulatory Approvals, if applicable, for the Products in the Field in the Territory in its own name, and Licensee shall be named as the holder of such Regulatory Approvals, if applicable, in the Territory at Licensee’s sole cost.

5.3. Regulatory Assistance. Each Party shall provide the other Party with reasonable assistance in connection with the requesting Party’s regulatory activities for the Products in the Field in the requesting Party’s territory, including the preparation and submission of Regulatory Materials for IND and NDA. [***].

5.4. Right of Access and Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Compounds and/or Products submitted by or on behalf of such Party [***]. The Party that requests access to the other Party’s Regulatory Materials must present the Regulatory Authority’s questions or notices in writing to the other Party no less than [***] before responding to the Regulatory Authority. Licensor may use such access and right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval, if applicable, for the Products in the Field outside the Territory. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 5.4 (Right of Access and Reference).

5.5. Adverse Events Reporting. Promptly following the Effective Date, but in any event no later than the Initiation of any Clinical Trial of the Products in the Field in the Territory, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. [***]. Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to the Products in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Products, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates and Sublicensees to comply with such obligations.

5.6. Notice of Regulatory Action. If any Regulatory Authority gives notice of its intent to take any material regulatory action with respect to any activity of a Party or its Affiliates relating to a Product, then the Party receiving such notice will promptly notify the other Party of such notice within [***] after receipt of such notice. The Party receiving such notice will have the sole decision-making authority with respect to the content of any responses to Regulatory Authorities concerning such notice, but will consider the other Party’s reasonable comments on such responses in good faith.

5.7. Regulatory Audits and Inspection. Upon reasonable advance notice, and no more than [***], except for cause, each Party or its representatives shall have the right to audit the regulatory, safety, quality and compliance systems of the other Party, its Affiliates, Sublicensees or Subcontractors (including Clinical Trial sites) relating to the Development, Manufacture and Commercialization of the Products. Each Party shall promptly notify the other Party of any audit or inspection of such Party, its Affiliates, Sublicensees or Subcontractors by any Regulatory Authority relating to the Products and shall provide the other Party with a summary of any material findings in connection therewith. Each Party shall also permit the Regulatory Authorities from outside its territory to conduct audits and inspections of such Party, its Affiliates, Sublicensees or Subcontractors relating to the Products where required by Applicable Law, and shall ensure that such Affiliates, Sublicensees and Subcontractors permit and cooperate with such audits and inspections.

5.8. No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to the Products that could have a material adverse impact upon the regulatory status of the Products, such Party shall have the right to bring the matter to the attention of the JSC and the Parties shall promptly meet to discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside its respective territory regarding the Products, unless so ordered by such Regulatory Authority, in which case such Party shall promptly notify the other Party of such order and the Parties will work together in good faith on any potential response, provided that nothing in this clause (a) shall prohibit a Party from responding solely to the extent required by Applicable Laws; and (b) neither Party shall submit any Regulatory Materials or seek Regulatory Approvals for the Products in the other Party’s territory.

5.9. Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Licensor shall have sole discretion with respect to any matters relating to any Remedial Action outside the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. Each Party shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit such Party to trace the distribution, sale and use of the Products in their respective territory.

ARTICLE 6

SUPPLY

6.1. Supply for Development Activities.

(a) Upon Licensee’s reasonable request, Licensor shall use Commercially Reasonable Efforts to supply to Licensee such quantity of each of the Clinical Stage Products, Pre-Clinical Stage Products and placebo as needed for Licensee’s conduct of non-registrational Phase 2 Clinical Trial or Registrational Clinical Trial in the Territory. Supply for additional Clinical Trials shall be discussed in a separate supply agreement. Any such quantity of Clinical Stage Products, Pre-Clinical Stage Products and placebo will be provided at the Supply Price. If any additional or replacement quantity of Clinical Stage Products, Pre-Clinical Stage Products or

placebo is needed for Clinical Trials due to concerns regarding [***], the Parties will work in good faith to resolve the [***] concerns. In the event such additional or replacement quantities are requested by Licensee, then the Parties will negotiate in good faith to enter into a mutual agreement under which Licensee shall, among other obligations, [***]. If the Parties mutually agree that such [***] concerns exist and Licensee requires additional or replacement quantities of Clinical Stage Products, Pre-Clinical Stage Products or placebo needed for Clinical Trials, then the Parties shall discuss which Party shall bear or share the costs and expenses in addressing the [***] concerns. Subject to the preceding sentence, Licensor shall use Commercially Reasonable Efforts to supply such [***] Clinical Stage Products, Pre-Clinical Stage Products or placebo to Licensee in any of the foregoing instances.

(b) Delivery of Products and/or placebo by Licensor pursuant to this Section 6.1 (Supply for Development Activities) shall be made [***]. Licensor shall ensure that at the time of delivery of Product and placebo to Licensee for clinical Development:

(i) the Products and placebo shall remain on an agreed stability protocol to verify shelf life as is necessary to meet the requirements of the applicable Clinical Trial; and

(ii) the Products and placebo shall have been Manufactured, released, stored and supplied (for clarity, including all packaging) (i) in compliance with the Quality Agreement and Applicable Laws in China; and (ii) in compliance with China cGMP, US cGMP and EU cGMP requirements.

(c) Licensor shall, itself or through an Affiliate or Third Party manufacturer, Manufacture and supply the Products and placebo to Licensee, and Licensor shall be solely responsible for all Manufacturing, release, acceptance and release testing of such Products and placebo pursuant to Section 6.1(a), and the subsequent handling, storage, transportation and warehousing thereof up to and including delivery to Licensee pursuant to Section 6.1(b).

(d) (i) Drug substance and drug product for HRS-9531 Product, and (ii) drug substance for HRS-7535 Product, in each case, that is supplied by Licensor to Licensee for use in non-registrational Phase 2 Clinical Trial or Registrational Clinical Trial under this Section 6.1 (Supply for Development Activities) shall be Manufactured [***] unless Licensee consents in writing to such Products and placebo being Manufactured at an alternative location.

(e) Any Product or placebo that fails to comply with the requirements of Section 6.1(b) at the time of delivery to Licensee shall be promptly replaced by Licensor at Licensor’s cost and expense.

(f) Licensee shall pay or reimburse Licensor for [***], for supply of each of the Clinical Stage Products, Pre-Clinical Stage Products and placebo to Licensee under this Section 6.1 (Supply for Development Activities).

(g) If additional studies (including comparability, stability, in-use compatibility) or activities (including process optimization, analytical procedure optimization, scaling-up) are required for supply of the Products or placebo to Licensee, both Parties shall discuss in good faith the cost and expense therefor.

6.2. Quality Agreement. The Parties will negotiate and enter into a Quality Agreement promptly following the Effective Date, and in any event prior to the first shipment of Products by Licensor to Licensee. The Parties acknowledge and agree that the Quality Agreement will govern all technical and quality matters relating to the Manufacture and supply of clinical quantities of Products and placebo hereunder as more particularly set out therein. If there is a conflict between this Agreement (or the clinical supply agreement entered into between the Parties pursuant to Section 6.3 (Clinical Supply Agreement)) and the Quality Agreement, the Quality Agreement shall govern in relation to technical quality issues only, and this Agreement (or the clinical supply agreement) shall govern in relation to all other issues.

6.3. Clinical Supply Agreement. Following the Effective Date, and without prejudice to Licensee’s right to Manufacture or have Manufactured Compounds and Products itself or by a Third Party, the Parties will negotiate in good faith the terms and conditions of a clinical supply agreement (which shall be consistent with the supply terms as set forth in Section 6.1 (Supply for Development Activities)) and enter into such clinical supply agreement pursuant to which Licensor would Manufacture and supply, itself or through an Affiliate or Third Party manufacturer, Compounds and Products to Licensee to support Licensee’s Development of the Compounds and Products in the Field in the Territory.

6.4. Commercial Supply. Upon Licensee’s request, and without prejudice to Licensee’s right to Manufacture or have Manufactured Compounds and Products itself or by a Third Party, the Parties will negotiate in good faith the terms and conditions, including minimum volumes, of a commercial supply agreement together with a corresponding quality agreement pursuant to which Licensor would Manufacture and supply, itself or through an Affiliate or Third Party manufacturer, the Compounds and Products to Licensee. [***]. Notwithstanding anything to the contrary herein, the Parties’ obligations under this Section 6.4 (Commercial Supply) shall terminate upon a Change of Control of Licensee.

ARTICLE 7

MANUFACTURING AND TECHNOLOGY TRANSFER

7.1. Manufacturing Know-How Transfer and Assistance. Promptly after the Effective Date (but in no event greater than [***] after the Effective Date), the Parties shall negotiate in good faith a manufacturing technology transfer agreement (“MTT Plan”) pursuant to which Licensor shall transfer to Licensee all Licensed Know-How Controlled by Licensor or its Affiliates and available as of the finalization date of the MTT Plan or another mutually agreed cut-off date as otherwise specified in the MTT Plan that is necessary or reasonably useful for the Manufacture of Products (“Existing Licensor Manufacturing Know-How”), which transfer shall include pertinent process, analytical, and formulation development reports and summaries, technical memoranda, technology transfer packages, master batch records, analytical methods, and other information related to the Manufacture of Products. Licensor shall use Commercially Reasonable Efforts to substantially complete the transfer to Licensee of the Existing Licensor Manufacturing Know-How described on Exhibit 7.1 (Existing Licensor Manufacturing Know-How) within [***] after the receipt of upfront fee or the finalization date of the MTT Plan, whichever is earlier. All Existing Licensor Manufacturing Know-How shall be provided to Licensee in its original language, and if already translated in English, also in English. In addition, according to the MTT Plan, Licensor shall provide Licensee with reasonable consultation and technical assistance to enable Licensee (or its designee) to Manufacture the Products. Licensor shall make the appropriate employees and consultants (including appropriate personnel of its Affiliates) reasonably available to Licensee (or its designee) at reasonable times, places and frequency, and upon reasonable prior notice, to Licensee (or its designee) for the purpose of assisting Licensee (or its designee) to understand and use the Existing Licensor Manufacturing Know-How. Licensee shall pay [***] incurred by Licensor in connection with providing such post-document transfer consultation activities pursuant to this Agreement, including the MTT Plan. The Parties shall cooperate in good faith to substantially complete the transfer of all Existing Licensor Manufacturing Know-How from Licensor to Licensee (or its designee) within [***] after the Parties finalize the MTT Plan or receipt of upfront fee (whichever is earlier). [***].

7.2. Reference Material. Within [***] (or upon the applicable drug substance becomes available if sooner) following the Effective Date (or on such later date requested by Licensee), Licensor shall effect the transfer, at the relevant Supply Price, to Licensee of [***] each of HRS-7535, HRS-9531 and HRS-4729, each produced from a single lot for each of the Clinical Stage Products and Pre-Clinical Stage Products and purified as necessary for use as a reference standard to transfer the analytical methods for each of the Clinical Stage Products and Pre-Clinical Stage Products and/or to release lots of Clinical Stage Products and Pre-Clinical Stage Products produced by Licensee. Delivery of such reference standards by Licensor shall be made [***] Licensor’s facility, provided that Licensor shall be responsible for obtaining the export licenses necessary for each of the Clinical Stage Products and Pre-Clinical Stage Products and Licensee shall provide Licensor with such assistance as may be reasonably requested by Licensor. If additional supply of reference standard for any Clinical Stage Product or Pre-Clinical Stage Product is requested by Licensee, Licensor shall consider such request in good faith. The Clinical Stage Products and Pre-Clinical Stage Products delivered pursuant to this Section 7.2 (Reference Material) shall be Manufactured, released, stored and supplied: (i) in compliance with the Quality Agreement and Applicable Laws in China; and (ii) in compliance with China cGMP and US cGMP standards.

ARTICLE 8

COMMERCIALIZATION

8.1. General. Subject to the terms and conditions of this Agreement, Licensee shall, either by itself or through its Affiliates, Sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Products in the Field in the Territory at its sole cost and expense, including [***].

8.2. Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Products for which it receives Marketing Authorization (and Reimbursement Approval, if applicable) in the Field in the Territory. [***].

8.3. Commercialization Report. Commencing no later than [***] in a country in the Territory, Licensee will provide the JSC with an initial outline of its objectives for the Commercialization of the Product in such country, and thereafter will provide [***] at the JSC of the Commercialization activities undertaken by Licensee that have occurred since the last update at the JSC.

8.4. Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities regarding the Commercialization of the Products across their territories. As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Products in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.

ARTICLE 9

FINANCIAL PROVISIONS

9.1. Upfront Fee. Promptly following the Effective Date, Licensor shall issue an invoice to Licensee for a one-time, non-refundable, non-creditable upfront amount equal to one hundred million Dollars ($100,000,000) and Licensee shall pay such amount within [***] of receipt of such invoice.

9.2. Capitalization and Equity Payment. In consideration of the licenses and rights granted to Licensee hereunder, at the Initial Closing (as defined in the Purchase Agreement) Licensee shall issue to Licensor, pursuant to the terms of the Purchase Agreement, the number of shares of capital stock of Licensee set forth therein (such transaction, the “Equity Investment”).

9.3. Tech Transfer Milestone Payment. Subject to the terms and conditions of this Agreement, upon completion of all technology transfer activities set forth in the DTT Plan and MTT Plan, Licensor shall notify Licensee and issue an invoice to Licensee for a one-time, non-refundable, non-creditable technology transfer milestone payment equal to ten million Dollars ($10,000,000), and Licensee shall pay such amount within [***] of receipt of such invoice.

9.4. Clinical Trial and Regulatory Milestone Payments.

(a) Subject to the terms and conditions of this Agreement, [***] for any HRS-7535 Product in the Territory by Licensee or any of its Affiliates or Sublicensees, Licensee shall notify Licensor within [***] of such achievement and Licensor may issue an invoice to Licensee for a one-time, non-refundable, non-creditable clinical trial milestone payment equal to [***], and Licensee shall pay such amount within [***] after receipt of such invoice.

(b) Subject to the terms and conditions of this Agreement, [***] for any HRS-7535 Product in the United States, Licensee shall notify Licensor within [***] of such achievement and Licensor may issue an invoice to Licensee for a one-time, non-refundable, non-creditable regulatory milestone payment equal to [***], and Licensee shall pay such amount within [***] after receipt of such invoice.

(c) Each milestone payment set forth in this Section 9.4 shall be paid only once upon the first time such milestone event is achieved, notwithstanding the potential Development of multiple HRS-7535 Products hereunder which may involve separate Clinical Trials or Marketing Authorizations and regardless of how many Clinical Trials are so initiated or how many Marketing Authorizations are so obtained for any number of HRS-7535 Products.

(d) In the event that the milestone event in Section 9.4(a) has not been achieved at the time of achievement of the milestone event in Section 9.4(b), then the milestone event in Section 9.4(a) shall be deemed achieved (and the corresponding milestone payment becomes due) at the time of achievement of the milestone event in Section 9.4(b).

9.5. Commercial Milestones. Subject to the terms and conditions of this Agreement, Licensor shall pay to Licensee the following non-refundable, non-creditable one (1) time milestone payments (each, a “Commercial Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Commercial Milestone Event”) for each of:

(i) all HRS-4729 Products,

(ii) all HRS-7535 Products, and

(iii) all HRS-9531 Products.

provided that the applicable Commercial Milestone Payment shall be reduced by [***] for any Commercial Milestone Event in Table 9.5 achieved by all HRS-4729 Products. For clarity, annual Net Sales shall be aggregated separately for each of the three types of Products in clauses (i) to (iii) above, and “all such Products” in the table below refers to all Products of each of such three types of Products.

Table 9.5: Commercial Milestones

Commercial Milestone Event	Commercial Milestone Payment
Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all Products containing the applicable Compound in the Territory equal to or greater than [***]	[***]

Aggregate Net Sales in a Calendar Year of all such Products in the Territory equal to or greater than [***]	[***]

(b) Licensee shall notify Licensor of the achievement of any Commercial Milestone Event within [***] after becoming aware of such achievement, and Licensor may issue an invoice to Licensee in respect of the same. Licensee shall pay Licensor the applicable Commercial Milestone Payment within [***] after receipt of each Commercial Milestone Event invoice.

(c) Each Commercial Milestone Payments shall be paid only once for each of the three types of Products in (i)-(iii) above, regardless of how many times such Commercial Milestone Event is achieved or the number of distinct Products within each of the three types of Products in (i)-(iii) above that achieve such Commercial Milestone Event.

(d) For the avoidance of doubt, the potential aggregate total of all Commercial Milestone Payments payable for Products under this Agreement if all Commercial Milestone Events are achieved will be $[***] for each of the two types of Products in (ii) and (iii) above, and $[***] for the type of Products in (i) above.

9.6. Royalty Payments.

(a) Royalty Rate. Subject to Section 9.6(b) (Royalty Term) and 9.6(c) (Royalty Reduction), Licensee shall pay to Licensor royalties on aggregate Net Sales for (i) each of (A) all HRS-7535 Products, and (B) all HRS-9531 Products, in each case ((A) and (B)) in the Territory in each Calendar Year as set forth below in Table 9.6(a)(i), and (ii) all HRS-4729 Products in the Territory in each Calendar Year as set forth below in Table 9.6(a)(ii). For clarity, (y) annual Net Sales shall be aggregated separately for each of the three types of Products in clauses (a)(i)(A), (a)(i)(B), and (a)(ii) above, and (z) “all such Products” in the table below refers to all Products of each of such types of Products.

Table 9.6(a)(i): Royalty Rates for HRS-7535 Products and HRS-9531 Products

Aggregate Net Sales of all such Products in the Territory in a Calendar Year	Royalty Rate

Portion of aggregate Net Sales of all such Products in the Territory up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***] and up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***] and up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***]	[***]

Table 9.6(a)(ii): Royalty Rates for HRS-4729 Products

Aggregate Net Sales of all such Products in the Territory in a Calendar Year	Royalty Rate

Portion of aggregate Net Sales of all such Products in the Territory up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***] and up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***] and up to and including [***]	[***]

Portion of aggregate Net Sales of all such Products in the Territory greater than [***]	[***]

Each royalty rate set forth in the tables above will apply only to that portion of the aggregate Net Sales of all such Products in clauses (a)(i)(A), (a)(i)(B), and (a)(ii) above, as applicable, in the Territory during a given Calendar Year that falls within the indicated portion. For example, [***].

No multiple royalties will be payable under this Section 9.6 (Royalty Payments) regardless of the number of Valid Claims in any Licensed Patents covering a Product.

(b) Royalty Term. Royalties payable under this Section 9.6 (Royalty Payments) shall be paid by Licensee separately for each of the three types of Products in clauses (a)(i)(A), (a)(i)(B), and (a)(ii) above and on a Product-by-Product and country-by-country basis from the date of First Commercial Sale of such Product in such country until the latest of: (a) expiration of the last-to-expire Valid Claim in the Licensed Patents Covering such Product in such country; (b) the expiration of all Regulatory Exclusivity for such Product in such country; and (c) ten (10) years following the First Commercial Sale of such Product in such country (each such term with respect to a Product in a country, a “Royalty Term”). For clarity and by way of example, while Net Sales of all HRS-4729 Products are aggregated together to determine the applicable royalty tier, Royalty Term may be different for different HRS-4729 Products (e.g., with different Active Ingredient, different formulation or different route of administration), such that the Royalty Term for oral HRS-4729 starts with the First Commercial Sale of oral HRS-4729, rather than First Commercial Sale of any other HRS-4729 Product.

(c) Royalty Reduction.

(i) On a Product-by-Product and country-by-country basis, subject to Section 9.6(c)(iv), during any period in which such Product in such country (A) is not Covered by a Valid Claim in the Licensed Patents in the applicable country and (B) there is no Regulatory Exclusivity with respect to such Product in such country, and upon satisfaction of both items of (A) and (B), the royalty rate with respect to such Product in such country will be reduced to [***] of the applicable rate set forth in Section 9.6(a) (Royalty Rate).

(ii) On a Product-by-Product and country-by-country basis, subject to Section 9.6(c)(iv), if Licensee obtains a license from a Third Party under any Patent owned by such Third Party that is necessary for the Development, Manufacture or Commercialization of such Products in the Field in such country, then Licensee may deduct from the royalties otherwise owed to Licensor pursuant to Section 9.6(a) (Royalty Rate) with respect to such Product in such country, [***] of any Third Party Payments paid by Licensee with respect to such Product in such country.

(iii) On a Product-by-Product and country-by-country basis, if, during any Calendar Quarter during the Royalty Term for such Product in such country there are one (1) or more Generic Products being sold in such country with respect to such Product and (A) if Net Sales of the corresponding Product subsequently decrease for [***] consecutive Calendar Quarters by [***] or up to but not including [***] from the level of Net Sales achieved prior to the Generic Product(s) entry in that country, then, subject to Section 9.6(c)(iv), the royalty rate with respect to such Product in such country will be reduced by [***] of the applicable rate set forth in Section 9.6(a) (Royalty Rate), or (B) if Net Sales of the corresponding Product subsequently decrease for [***] consecutive Calendar Quarters by [***] or more from the level of Net Sales achieved prior to the Generic Product entry in that country, then, subject to Section 9.6(c)(iv), the royalty rate with respect to such Product in such country will be reduced to [***] of the applicable rate set forth in Section 9.6(a) (Royalty Rate).

(iv) In no event shall the royalties payable by Licensee for a Product in a country in any given Calendar Quarter be reduced cumulatively by Sections 9.6(c)(i) through 9.6(c)(iii) to less than [***] of the amounts otherwise payable by Licensee for such Product in such country in such Calendar Quarter as calculated in accordance with Table 9.6(a). [***].

(v) In addition to the reductions set forth in (i) and (iii), and notwithstanding the limitation set forth in (iv), solely with respect to [***], then Licensee may deduct from the royalties otherwise owed to Licensor pursuant to Section 9.6(a) (Royalty Rate) [***].

(d) Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Product in a country, the license granted by Licensor to Licensee pursuant to Section 2.1 (License Grant to Licensee) with respect to such Product in such country shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable and perpetual.

(e) Royalty Reports; Payments. Licensee shall, within [***] following the end of each Calendar Quarter in which a royalty payment accrues, (i) provide to Licensor a report specifying for such Calendar Quarters (1) the Net Sales (including reasonable information supporting the determination of Net Sales) of the Products in Dollars and local currency for each Product in the Territory during the reporting period and (2) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales, and (ii) make the royalty payments owed to Licensor hereunder in accordance with such royalty report in arrears. The information contained in each report under this Section 9.6(e) (Royalty Reports; Payments) shall be considered Confidential Information of Licensee.

9.7. Partnership Revenue.

(a) Sharing of Partnership Revenue. In the event Licensee or any of its Affiliates enters into a Partnership Agreement, Licensee shall pay to Licensor a certain percentage of all Partnership Revenue based on the table below:

Timing of the Execution of the Partnership Agreement	Percentage of Partnership Revenue to be paid to Licensor
Within [***] after Effective Date	[***]

After [***] but within [***] after Effective Date	[***]

After [***] but within eighteen (18) months after Effective Date	[***]

(b) Partnership Agreements and Invoicing. Licensee will provide Licensor with a true and complete copy of each Partnership Agreement within [***] after execution thereof, subject to the right to redact any confidential or proprietary information contained therein that is not necessary to determine the scope of the rights granted or the amount of Partnership Revenue. Licensee shall notify Licensee within [***] after receiving each payment of Partnership Revenue, then Licensor may issue an invoice to Licensee for its share of the Partnership Revenue pursuant to the table above, and Licensee shall pay Licensor the applicable share of Partnership Revenue within [***] after receipt of each Partnership Revenue invoice.

9.8. Opt-In for New Form Products. Subject to the terms and conditions of this Agreement, on a New Form Product-by-New Form Product basis, Licensor shall provide notice of topline readout of a Phase 1 Clinical Trial conducted by or on behalf of Licensor outside the Territory for such New Form Product within [***] of such readout and a copy of such topline readout. On a New Form Product-by-New Form Product basis, within [***] of Licensor providing such notice with respect to such New Form Product, Licensee may deliver notice that it elects to opt in to such New Form Product (a “New Form Product Opt-In Notice”). If Licensee delivers a New Form Product Opt-In Notice with respect to a New Form Product, (a) Licensor shall promptly provide all data and information in its Control at such time and thereafter during the Term regarding such New Form Product, including making the appropriate employees and consultants of Licensor (including appropriate personnel of its Affiliates) reasonably available to Licensee (or its designee) at reasonable times, places and frequency, and upon reasonable prior notice, to Licensee (or its designee) for the purpose of assisting Licensee (or its designee) in Developing, Manufacturing, and Commercializing such New Form Product, (b) Licensor shall provide a right of reference to such New Form Product pursuant to Section 5.4 (Right of Access and Reference), and (c) Licensor may invoice Licensee for the following one-time-per-New Form Product, non-refundable, non-creditable New Form Product opt-in payments, and Licensee shall pay such amount within [***] after receipt of such invoice:

Table 9.8: New Form Product Opt-In Payments

New Form Product	New Form Product Opt-In Payment
For each Class A New Form Product, subject to New Form Product Opt-In Notice delivered by Licensee to Licensor for such Class A New Form Product	$[***]

For each Class B New Form Product, subject to New Form Product Opt-In Notice delivered by Licensee to Licensor for such Class B New Form Product	$[***]

For the avoidance of doubt, [***].

9.9. Taxes and Withholding.

(a) The Parties agree to cooperate in good faith with one another and use reasonable efforts to avoid or reduce any value added tax or similar Tax (“VAT”) in respect of any payments made by Licensee to Licensor under this Agreement, to the extent permitted by Applicable Law. All VAT resulting from the sums payable under this Agreement shall be borne by Licensee; provided that, a valid VAT invoice or other applicable documentation in respect of the relevant supply of goods or services has been provided by Licensor to the Licensee. In the case and to the extent that any VAT incurred in connection with the transactions contemplated hereby is recoverable by Licensee, Licensee shall either (A) timely pay such VAT directly to the applicable Tax Authority, if provided for under Applicable Law, or (B) promptly remit such VAT at the applicable VAT rate to the Licensor.

(b) All sums due to Licensor under this Agreement shall be made without deduction of income Taxes, or withholding for income Tax, or Taxes of similar nature, except insofar as Licensee is required by Applicable Laws to withhold Tax (other than VAT, which shall be governed by Section 9.9(a)) from the payment to Licensor, under which circumstance Licensee may deduct and withhold from any amounts payable under this Agreement such Taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. If Licensee believes that withholding is required on any payment under this Agreement, (i) prior to making such payment to Licensor, Licensee shall inform Licensor of such determination; and (ii) Licensor shall promptly provide to Licensee all such information and documentation Licensee reasonably requests to enable Licensee to determine if any withholding Taxes apply to any payments to be made by Licensee to Licensor under this Agreement and to establish qualification for a reduced withholding rate or an exemption or any other appropriate Tax relief from such withholding Tax under the applicable bilateral income Tax treaty or relevant statutory provision.

(c) Licensor shall provide to Licensee, prior to the Effective Date, such properly completed and duly executed documentation (for example, Internal Revenue Service Form W-9 or applicable Form W-8) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for Taxes. To the extent that Applicable Laws require that Taxes (other than VAT, which shall be governed by Section 9.9(a)) be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party shall: (i) deduct those Taxes from the remittable payment, (ii) pay the Taxes to the proper Tax Authority, and (iii) send evidence of the obligation together with proof of Tax payment to the other Party on a reasonable and timely basis following such Tax payment, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to whom such amounts were withheld. Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect.

9.10. Late Payments, Disputed Payments.

(a) Late Payments. Subject to Section 9.10(b) (Disputed Payments), any undisputed amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

(b) Disputed Payments. If a dispute arises between the Parties, each acting in good faith, in respect of any part of an invoice, the disputing Party shall notify the other Party promptly in writing with particulars of such dispute and shall be entitled to withhold payment of the so disputed part of the invoice. Each Party shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 15 (Dispute Resolution). Payment of any disputed amounts shall be made within [***] following the resolution of such dispute, and, unless the arbitrators determine upon a preponderance of the evidence that the paying Party withheld the disputed payment in bad faith (where such burden of proof shall rest solely with the payee Party), the payee Party may not use such withholding as a basis for late payment interest pursuant to Section 9.10(a) (Late Payments).

9.11. Currency Conversion. Each Party shall use its then-current standard exchange rate methodology, as applied in its external reporting, for the translation of foreign currency transactions into Dollars under this Agreement. Each Party shall give the other Party prompt written notice of any changes to such Party’s customary and usual procedures for currency conversion, which shall only apply (a) after such notice has been delivered and (b) if the changes continue to maintain a set methodology for currency conversion.

9.12. Blocked Payments. If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or any of its applicable Affiliates or Sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, the payer Party shall promptly notify the payee Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the payee Party in a recognized banking institution designated by the payee Party or, if none is designated by the payee Party within a period of [***], in a recognized banking institution selected by the payor Party and identified in a notice given to the payee Party pursuant to Section 16.4 (Notices).

9.13. Payment Method. All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank account designated in writing by such other Party.

9.14. Financial Audits.

(a) Licensee agrees to keep and procure its Affiliates and Sublicensees to keep complete and accurate records for a minimum period of [***] (or such other longer period as required under Applicable Law) after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Products sold or otherwise disposed of and Partnership Revenue received in sufficient detail to enable Commercial Milestone Payment, royalties and Partnership Revenue payable to Licensor hereunder to be determined.

(b) Licensee further agrees, upon not less than [***] prior written notice, to permit the books and records relating to such Products and Partnership Revenue to be examined by an independent accounting firm selected by Licensor and reasonably acceptable to Licensee for the purpose of verifying achievement of Commercial Milestone Events under Section 9.5 (Commercial Millstones), reports provided by Licensee under Section 9.6(e) (Royalty Reports; Payments), and amount of Partnership Revenue reported under Section 9.7 (Partnership Revenue). Such audit shall not be performed more frequently than once in any [***] period or once with respect to any reporting period and not go back more than [***] preceding the current year, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under Section 9.5 (Commercial Millstones), Section 9.6(e) (Royalty Reports; Payments) and Section 9.7 (Partnership Revenue). The independent accounting firm shall have reasonable access, on reasonable notice and during Licensee’s normal business hours to individuals, records and responses to questions from auditors in a timely manner. The independent accounting firm will disclose to Licensor only whether the payments made under this Agreement were accurate and the specific details concerning any discrepancies.

(c) Such examination is to be made at the expense of Licensor, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to Licensor under this Agreement of the greater of [***], in which case reasonable audit fees for such examination shall be paid by Licensee.

(d) If such audit discovers any underpayment or overpayment, such amount shall be paid or refunded (as the case may be) within [***] after the accounting firm’s report, plus interest (as set forth in Section 9.10(a) (Late Payments)) from the original due date if such underpayment or overpayment resulted from a discrepancy in the financial report provided by the Party that is required to make such additional payment or refund.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1. Ownership.

(a) Background IP and Solely Owned IP. Subject to the rights granted to the other Party under this Agreement, (i) Licensee will retain all rights, title, and interests in and to Licensee Background IP and all Intellectual Property Rights invented, as between the Parties, solely by Licensee, and (ii) Licensor will retain all rights, title, and interests in and to Licensor Background IP, and all Intellectual Property Rights invented, as between the Parties, solely by Licensor.

(b) Collaboration IP.

(i) Disclosure. During the Term, each Party will disclose to the other Party all Collaboration IP that is conceived, discovered, developed or made jointly by or on behalf of such Party or its Affiliates (including Subcontractors and Sublicensees thereof), and such disclosure shall (A) be made promptly and in any event reasonably prior to the filing of any Patent application with respect to such Collaboration IP, and (B) shall include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors or Sublicensees relating thereto.

(ii) Inventorship. The determination of inventorship and whether Collaboration IP is conceived, reduced to practice, discovered, developed or otherwise made under this Agreement jointly with the other Party for the purpose of allocating proprietary rights (including Patent, copyright or other Intellectual Property Rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other Applicable Law in the United States irrespective of where such conception, reduction to practice, discovery, development or making occurs.

(iii) Collaboration IP. As between the Parties, all right, title, and interest in and to any and all Collaboration IP, including all Patents claiming such Collaboration IP (“Collaboration Patents”), shall be owned jointly by the Parties, with each Party owning an equal, undivided interest in and to such Collaboration IP, including, subject to the rights, licenses and restrictions contained in this Agreement, the right to license and sublicense such Collaboration IP without an obligation to, or consent required from the other Party. Subject to the rights, licenses and restrictions contained in this Agreement, each Party may exercise its ownership rights in and to Collaboration IP, either by itself or through an Affiliate, Subcontractor, or Sublicensee. For clarity, Licensor’s rights in any Collaboration Patents shall be included in the Licensed Patents.

(iv) Assignment. Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide a license under) their rights in any Collaboration IP resulting therefrom to such Party so that such Party can comply with it obligation to license the same to the other Party in accordance with the terms and conditions of this Agreement.

10.2. Patent Prosecution.

(a) Licensee shall have the first right to file, prosecute, defend, and maintain (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and file Patent Term Extensions for all Licensed Patents, in Licensor’s name, including any Collaboration Patents, in the Territory at Licensee’s own cost and expense. Notwithstanding the foregoing, for any patent applications of the Licensed Patents in the Territory,

Licensor shall have a first right to file one or more divisional or continuation patent application in the Territory to separately prosecute any claim that Covers one or more compounds other than the Compounds or one or more products other than the Products, and to file, prosecute, defend and maintain (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and file Patent Term Extensions for such divisional or continuation patent application (including any patent issued therefrom) in the Territory at Licensor’s own cost and expense, provided that (i) the pending Licensed Patent is not from a patent family identified in Exhibit 10.2 (Core Licensed Patents), (ii) the claim does not specifically reference a Compound or Product (but for the avoidance of doubt, such claim may nevertheless Cover a Compound or Product), and (iii) the claim either (A) is broader than any claim that has already been issued, and any claim that is being prosecuted by Licensee, in the same patent family in the same patent jurisdiction, or (B) does not Cover any Compound or Product, and provided, further, that Licensor will keep Licensee reasonably informed of the status of any such divisional or continuation patent application and consider in good faith any comments from Licensee concerning the prosecution and maintenance of any such divisional or continuation patent application.

(b) While Licensee is the prosecuting Party, Licensee shall keep Licensor reasonably informed of the status of the Licensed Patents in the Territory. Licensee shall consider in good faith any comments from Licensor concerning the prosecution and maintenance of the Licensed Patents in the Territory.

(c) Licensee shall notify Licensor of any decision to cease prosecution, defense and/or maintenance of any Licensed Patents in the Territory outside the ordinary course of patent prosecution (e.g., abandonment of an application in favor of a continuation application). Licensee shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent. Licensor shall have the right (but not the obligation), at Licensor’s discretion and expense, to continue the prosecution and maintenance of such Licensed Patent in Licensor’s name. Licensor’s prosecution or maintenance of such Licensed Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent other than those expressly set forth in this Section 10.2(c).

(d) While Licensor is the prosecuting Party, Licensor shall keep Licensee reasonably informed of the status of the Licensed Patents in the Territory. Licensor shall consider in good faith any comments from Licensee concerning the prosecution and maintenance of the Licensed Patents in the Territory.

(e) Licensor shall have the sole right (but not the obligation) to file, prosecute (including conduct and control interferences, re-examinations, and post-issuance proceedings, including oppositions, post-grant review, inter partes review, derivation proceedings and supplemental examination) and maintain and file Patent Term Extensions for all Licensed Patents, including any Collaboration Patents, outside the Territory at Licensor’s own cost and expense.

(f) Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts under this Section 10.2 (Patent Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution and coordinating the timing and content of filings between the Territory and Greater China to avoid double patenting or other similar rejections.

10.3. Patent Enforcement.

(a) Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Territory and any allegations, declaratory judgment, opposition, or similar action or written notices alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory.

(b) As between the Parties, (i) Licensee shall have the first right (but not the obligation) to bring and control any legal action to enforce (A) any Licensed Patent from a patent family identified in Exhibit 10.2 (Core Licensed Patents) against any actual or suspected infringement by a Third Party in the Territory, other than those compounds or products that are being developed, manufactured, or commercialized by or on behalf of Licensor (including via Licensor’s licensees or sublicensees) without violating Licensor’s non-compete obligations during the Non-Compete Period and any time after the Non-Compete Period, or (B) other Licensed Patents against any actual or suspected infringement by a Third Party’s development, manufacture or commercialization of a Compound or Product in the Territory, and (ii) Licensor shall have the first right (but not the obligation) to bring and control any legal action to enforce any Licensed Patent other than as set forth in (i), in each case ((i) or (ii)) against any actual or suspected infringement by a Third Party’s development, manufacture or commercialization of any compound or product in the Field in the Territory, or in each case ((i) or (ii)) the defense of any action or proceeding with respect thereto brought by such Third Party in the Territory (each a “Product Infringement”), at the enforcing Party’s own expense as it reasonably determines appropriate. If Licensee is the Party controlling any legal action brought against Product Infringement pursuant to this Section 10.3 (Patent Enforcement), Licensor shall join, and hereby agrees to be joined, as a party to the action if required by Applicable Laws to pursue such action or to seek additional or alternative damages or injunctive relief against such Product Infringement. Licensee shall not enter into any settlement of any claim described in this Section 10.3(b) that admits to the invalidity of any Licensed Patent, without Licensor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

(c) With respect to any Product Infringement, and subject to the other provisions of this Section 10.3 (Patent Enforcement), if (i) the Party with the first right to enforce against such infringement pursuant to Section 10.3(b) (the “First Enforcing Party”) does not, within [***] following written request from the other Party (the “Second Enforcing Party”) to remove Product Infringement, commence taking commercially appropriate steps to remove any infringement of the applicable Licensed Patent that is likely to have a material adverse effect on the sale of Products, and (ii) the First Enforcing Party has not granted the infringing Third Party rights and licenses to continue the activities, then the Second Enforcing Party shall have the right, following written notification to the First Enforcing Party, to take actions to cause such infringement to cease at the Second Enforcing Party’s expense in a manner consistent with the terms and provisions hereof (but, for clarity, the Second Enforcing Party shall not have the right to grant licenses without the written consent of the First Enforcing Party). However, if the First Enforcing Party has commenced a litigation against or negotiations with an alleged infringer for discontinuance of such infringement within such [***] period, the Second Enforcing Party may not bring suit for such infringement so long as the First Enforcing Party or its Affiliate continues to conduct such litigation using reasonable efforts or is in negotiations with respect thereto. Notwithstanding the foregoing, prior to enforcing any Licensed Patent against Product Infringement, the Second Enforcing Party shall consult with the First Enforcing Party and consider in good faith (and if reasonable adhere to) the First Enforcing Party’s views with respect to the appropriate response to the Product Infringement, including any view that refraining from enforcing such Licensed Patents would be more beneficial to the commercial success of the Products than enforcing such Licensed Patents or that the potential costs and risks with respect to enforcing the Licensed Patents outweighs the potential benefits from enforcing the Licensed Patents. The Second Enforcing Party shall obtain the written consent of the First Enforcing Party prior to entering into any complete and final settlement or other voluntary disposition of such action, or otherwise compromising such action in its entirety, such consent not to be unreasonably withheld, delayed or conditioned.

(d) At the request and expense of the Party controlling any legal action brought against Product Infringement pursuant to this Section 10.3 (Patent Enforcement), the non-controlling Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents and cooperating in discovery as required by Applicable Law. In connection with any such action, the controlling Party shall keep the non-controlling Party reasonably informed on the status of such action and shall not enter into any settlement giving rise to liability of the non -controlling Party, or otherwise impairing the non-controlling Party’s rights in the Licensed Patents, without the prior written consent of the non-controlling Party. The non-controlling Party shall be entitled to separate representation in such legal action by counsel of its own choice and at its own expense.

(e) Any recoveries made by the controlling Party that results from enforcing or defending any Licensed Patent against Product Infringement will first be applied to reimburse the costs incurred by the controlling Party in bringing such action and then reimburse the costs incurred by the non-controlling Party. Any remaining recoveries shall be retained by the controlling Party; provided that if the controlling Party is the Licensee, then the remaining recoveries shall be treated as Net Sales.

(f) Licensor shall have the exclusive right to bring and control any legal action to enforce or defend the Licensed Patents against any infringement or challenge that is not a Product Infringement, including any infringement outside the Territory, and Licensor shall have the right to retain all recoveries therefrom.

10.4. Infringement of Third Party Rights.

(a) Notice. If any Compound or Product used or sold by a Party, its Affiliates or Sublicensees or becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or other rights that are owned or controlled by such Third Party (a “Third Party Infringement Claim”), then the Party becoming aware of such Third Party Infringement Claim shall promptly notify the other Party in writing, including a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. The Parties shall assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such Third Party Infringement Claim.

(b) Defense by Licensee. As between the Parties, Licensee shall have the sole right, but not the obligation, to defend any Third Party Infringement Claim in the Field in the Territory with respect to the activities of Licensee, its Affiliates or Sublicensees; provided, that Licensee shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Licensor’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would diminish the rights or interests of Licensor under this Agreement.

(c) Defense by Licensor. As between the Parties, Licensor shall have the sole right, but not the obligation, to defend any Third Party Infringement Claim in the Field outside the Territory with respect to the activities of Licensor, its Affiliates or Sublicensees; provided, that Licensor shall not agree to any settlement, consent to judgment or other voluntary final disposition in connection with such defense action without Licensee’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, consent to judgment or other voluntary final disposition would diminish the rights or interests of Licensee under this Agreement.

10.5. Trademarks.

(a) The Parties shall discuss in good faith the use of any global trademarks to be used in connection with the Commercialization of the Products throughout the world (including any corresponding Chinese language versions thereof, the “Global Trademarks”). Licensee shall own all rights in the Global Trademarks developed by it and shall have the sole right (but not the obligation) to register, maintain and enforce the Global Trademarks in any country in the world as it determines appropriate, at Licensee’s own cost and expense. Licensor has the right, but not the obligation, to market and sell the Products outside the Territory under such Global Trademarks. If Licensor decides, in its sole discretion, to use the Global Trademarks, the Parties shall negotiate in good faith and, for no consideration or cost to Licensor, enter into a license agreement (a “Trademark License”), pursuant to which Licensee shall grant to Licensor a royalty-free, non-exclusive, sub-licensable license to use the Global Trademarks solely in connection with the Commercialization of the Products in the Field outside the Territory during the Term of this Agreement. Licensor shall not use the Global Trademarks except pursuant to a Trademark License.

(b) The Parties will discuss in good faith developing and adopting certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Products on a global basis (such branding elements, collectively, the “Global Brand Elements”).

(c) In addition to (or in lieu of) the Global Trademarks, each Party will have the right to brand the Products in its respective territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region, and, if the Parties have agreed to adopt Global Brand elements, that are consistent with the agreed upon Global Brand Elements (the “Product Marks”), provided that each Party shall not, and shall cause its Affiliates and their respective (sub)licensees to not, select or make any use of trademarks that are confusingly similar to any trademarks or housemarks of the other Party or its Affiliates (including the corporate name of the other Party or any of its Affiliates). Each Party will solely own all right, title and interest in and to any Product Marks adopted for use with the Products in its respective territory, and will be responsible for the registration, filing, maintenance and enforcement thereof.

ARTICLE 11

CONFIDENTIALITY

11.1. Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter (or, with respect to Confidential Information that is a trade secret of the disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. Each Party shall promptly notify the other upon becoming aware of the occurrence of any unauthorized use or disclosure of the other Party’s Confidential Information.

11.2. Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.3. Authorized Disclosure. Notwithstanding the obligations set forth in Section 11.1 (Confidentiality), a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary: (i) to perform an obligation or exercise a right under the Agreement (ii) for the filing or prosecution of Patents as contemplated by this Agreement; (iii) in connection with regulatory filings for the Products; or (iv) for the prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, sublicensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11 (Confidentiality), and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

11.4. Publicity.

(a) The Parties may issue a joint press release announcing this Agreement after the Effective Date. Subject to the rest of this Section 11.4 (Publicity), no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed in accordance herewith.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency, including the Shanghai Stock Exchange, China Securities Regulatory Commission, The Stock Exchange of Hong Kong Limited and The Securities and Futures Commission or other equivalent regulator in Hong Kong) (“SEC”) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 11.4 (Publicity). In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

11.5. Prior CDA. This Agreement supersedes the Confidential Disclosure Agreement between Licensor and Bain Capital Life Sciences, LP Sciences dated May 25, 2023 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 11 (Confidentiality).

11.6. Equitable Relief. Each Party acknowledges that a breach of this Article 11 (Confidentiality) cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

11.7. Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1. Representations and Warranties of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;

(c) the execution, delivery, and performance of this Agreement by such Party does not require any authorization, consent, approval, license, exemption of or filing or registration with any Third Party (including any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign) or under any Applicable Law currently in effect, and none of the foregoing is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. § 18a), and the rules and regulations promulgated thereunder, or equivalent rules and regulations under Applicable Law in other countries, to conduct clinical studies or Clinical Trials or to seek or obtain Marketing Authorizations;

(d) it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(e) in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, in including as applicable cGMP, GCP, and applicable export control laws, restrictions and regulations, and shall not employ or engage any person or entity who has been debarred by any Governmental Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Governmental Authority.

12.2. Representations and Warranties of Licensor. Licensor represents, warrants, and covenants (as applicable) to Licensee as of the Effective Date that:

(a) it exclusively owns or otherwise has the right under the Licensed IP to grant the licenses to Licensee as purported to be granted under Section 2.1 (License Grant to Licensee) of this Agreement;

(b) its rights, title, and interests in and to all of the Licensed IP are free of any lien, charge, encumbrance, or security interest that could reasonably be expected to conflict with or limit the scope of or have a material adverse impact on any of the rights or licenses granted to Licensee hereunder;

(c) it has not previously assigned, transferred, conveyed, or granted, and will not unilaterally assign, transfer, convey or grant during the Term, any license or other rights under the Licensed IP that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder;

(d) Exhibit 1.76 (Licensed Patents as of the Effective Date) sets forth a complete and accurate list of all Licensed Patents, including ownership thereof, as of the Effective Date;

(e) all Licensed Patents that Cover the composition of matter or formulation of each of the Products (as such Products exist on the Effective Date) are owned by Licensor or its wholly owned subsidiaries;

(f) all Licensed Patents owned by Licensor and, to Licensor’s knowledge, all Licensed Patents licensed to Licensor (i) are being diligently prosecuted or maintained in the respective patent offices in accordance, in all material respects, with Applicable Law and (ii) have been filed and maintained in accordance, in all material respects, with all Applicable Laws and all applicable fees required to be paid by Licensor in order to prosecute or maintain the Licensed Patents have been timely paid;

(g) neither Licensor nor any of its Affiliates has received written notice of any claim, judgment, or settlement against or owed by Licensor with respect to the Licensed IP, nor any pending reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP, and neither Licensor nor any of its Affiliates has received written notice of any threatened claim or litigation or any reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed IP;

(h) as of the Effective Date, to Licensor’s knowledge, there is no information, facts or circumstances that would reasonably be expected to result in a successful challenge to the enforceability or validity of any issued Patent or, if not issued, any pending Patent application, within the Licensed Patents;

(i) it has taken, and during the Term it shall take, commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within the Licensed Know-How and, to Licensor’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any non-public Licensed Know-How falling into the public domain, in each case in a manner that would materially and adversely affect the rights and licenses granted to Licensee hereunder;

(j) to Licensor’s knowledge, there is no pending claim, proceeding, or litigation, or claim, proceeding, or litigation that has been threatened in writing, that challenges, or any written communication challenging, the rights of Licensor to use or license any of the Licensed IP or any Compound or Product;

(k) there is no pending or, to Licensor’s knowledge, threatened (in writing), adverse actions, claims, suits, allegations or proceedings against Licensor or any of its Affiliates involving the Licensed IP, Compound or Product, and there is no judgment or settlement against or owed by Licensor or its Affiliate related to any of the foregoing;

(l) to Licensor’s knowledge, no Third Party has infringed upon, misappropriated, or otherwise violated Licensor’s rights in the Licensed IP;

(m) it has not received any written notice from any Third Party asserting or alleging that the Development of the Compounds or Product infringed or misappropriated the Intellectual Property Rights of such Third Party;

(n) except as set forth in Exhibit 12.2(n), to Licensor’s knowledge, there are no facts existing as of the Effective Date which could form a reasonable basis for any claim of infringement, misappropriation, or other violation of any Intellectual Property Rights of any Third Party existing as of the Effective Date by the Development, Manufacture or Commercialization of any Compounds or Products;

(o) Licensor holds such approvals, permits, licenses, franchises, authorizations and clearances issued by any Regulatory Authority as are required in connection with the Development and Manufacture conducted to date by Licensor or its Affiliates of the Compounds and Products;

(p) Neither Licensor nor any of its Affiliates has received any warning letters or written correspondence from the NMPA or any other Regulatory Authority requiring the termination, suspension, or material modification of any clinical or pre-clinical studies or tests with respect to the Compound or Product;

(q) there is no pending or, to Licensor’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Licensor or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Licensor’s ability to perform its obligations under this Agreement;

(r) Licensor has not initiated a voluntary proceeding under any applicable bankruptcy code, and to Licensor’s knowledge, there is no involuntary proceeding under any applicable bankruptcy code pending against Licensor as of the Effective Date.

For purpose of this Section 12.2 (Representations and Warranties of Licensor), “to Licensor’s knowledge” means to the actual knowledge of [***].

12.3. Representations and Warranties of Licensee. Licensee represents, warrants, and covenants (as applicable) to Licensor as of the Effective Date that:

(a) there is no pending or, to Licensee’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Licensee or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Licensee’s ability to perform its obligations under this Agreement;

(b) Licensee has not initiated a voluntary proceeding under any applicable bankruptcy code;

(c) there is no involuntary proceeding under any applicable bankruptcy code pending against Licensee as of the Effective Date;

(d) it does not Control any Patent that, absent a license grant to Licensor, would be infringed by the Development, Manufacture or Commercialization of a Compound or Product by Licensor in the Field outside the Territory or by the pre-clinical Development or Manufacture of a Compound or Product by Licensor in the Field in the Territory;

(e) it has the ability to obtain sufficient funding to perform its obligations set forth under this Agreement;

(f) it has the ability to obtain sufficient technical, clinical, and regulatory expertise to perform its obligations set forth under this Agreement; and

(g) neither Licensee nor any of its Affiliates is, or has been, debarred by any Regulatory Authority.

12.4. Covenants by Licensee. The Licensee further covenants that, during the Term it will take commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within the Licensed Know-How.

12.5. NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FURTHERMORE, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, LICENSOR HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF VALIDITY AND ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF THIRD PARTIES, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 13

INDEMNIFICATION

13.1. Indemnification by Licensee. Licensee shall indemnify and hold harmless Licensor, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Licensor Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent arising from:

(a) the Development, Manufacture and Commercialization of the Products by Licensee or any of its Affiliates, licensees or Sublicensees (excluding Licensor, its Affiliates and their respective (sub)licensees);

(b) the negligence, willful misconduct or breach of this Agreement or violation of any Applicable Law by any Licensee Indemnitee;

except to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Licensor Indemnitee.

13.2. Indemnification by Licensor. Licensor shall indemnify and hold harmless Licensee, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Licensee Indemnitee(s)”) from and against all Losses incurred in connection with any Claims to the extent arising from:

(a) the Development, Manufacture and Commercialization of the Compounds or Products by Licensor or any of its Affiliates, licensees or sublicensees (excluding Licensee, its Affiliates and their respective Sublicensees); or

(b) the negligence, willful misconduct or breach of this Agreement or violation of any Applicable Law by any Licensor Indemnitee;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Licensee Indemnitee.

13.3. Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 (Indemnification by Licensee) or 13.2 (Indemnification by Licensor) (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party.

Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 13.1 (Indemnification by Licensee) or 13.2 (Indemnification by Licensor) as to any Claim, pending resolution of the dispute pursuant to Article 15 (Dispute Resolution), the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (Indemnification by Licensee) or 13.2 (Indemnification by Licensor) upon resolution of the underlying Claim.

13.4. Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 13 (Indemnification). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 13.1 (INDEMNIFICATION BY LICENSEE) OR 13.2 (INDEMNIFICATION BY LICENSOR) OR DAMAGES AVAILABLE FOR BREACH OF SECTIONS 2.5 (GRAY MARKET RESTRICTIONS), 2.6 (NON-COMPETE), OR ARTICLE 11 (CONFIDENTIALITY), OR THE DAMAGES RESULTING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR FRAUDULENT MISREPRESENTATION BY EITHER PARTY.

13.6. Insurance. Each of the Parties will, at their own respective expense procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent pharmaceutical companies of similar size and scope, which in any event shall meet or exceed the level of insurance required under Applicable Law. Each Party shall provide the other Party with a certificate of such insurance upon request of the other Party. Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.

ARTICLE 14

TERM AND TERMINATION

14.1. Term. This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14 (Term and Termination), will remain in effect until it expires (a) on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country and (b) in its entirety, upon the expiration of all Royalty Terms for all Products in all countries in the Territory (the “Term”).

14.2. Termination.

(a) Termination by Licensee for Convenience. Licensee may terminate this Agreement, at its sole discretion and for any or no reason, at any time after [***] by providing [***] advance written notice of such termination to Licensor.

(b) Termination for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have [***] (or [***] for any breach of a payment obligation) from the receipt of the notice to cure such breach. If the breach is not a breach of a payment obligation, is not non-curable and cannot reasonably be cured within [***], then the cure period may be extended by mutual agreement of the Parties as reasonably necessary to cure such breach; provided that the breaching Party provides the other Party with a detailed plan and timeline to cure such breach within such extended cure period, and use its best efforts to cure such breach in accordance with such plan; and provided further that such extension shall in no event be longer than an additional [***]. If the Party receiving notice of breach fails to cure that breach within the cure period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety upon written notice to the other Party, provided, however, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in such notice of breach and such alleged breaching Party provides the other Party notice of such dispute within [***] after receiving such notice, then the Party that gave the notice of breach shall not have the right to terminate this Agreement under this Section 14.2(b) (Termination for Material Breach) unless and until it is determined in accordance with Section 15.3 (Binding Arbitration) that the alleged breaching Party has materially breached the Agreement as specified in the notice of breach, and then such breaching Party fails to cure such breach within [***] (or [***] for any breach of a payment obligation) following such determination.

(c) Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or all or substantially all of its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(d) Termination for Patent Challenge. If (i) Licensee or its Affiliates (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity or enforceability of any Licensed Patent in any court action or governmental proceeding, other than as may be necessary or reasonably required to assert a defense, cross-claim, or counter-claim in an action or proceeding asserted by Licensor its Affiliates or their licensees or assignees against Licensee, its Affiliates or Sublicensees, or to respond to a court request or order or administrative agency request or order, (each such challenge, a “Challenge”) or (ii) any of Licensee’s Sublicensees participates in a Challenge and Licensee does not terminate its Sublicense with such Sublicensee upon written notice from Licensor, Licensor shall have the right to terminate this Agreement upon [***] written notice unless Licensee or its Affiliates or its Sublicensees has either filed a motion to dismiss with prejudice such action or to otherwise terminate such action, or caused such action to be dismissed with prejudice or terminated, in either case as soon as possible, and in no event later than [***] following receipt of such notice. Notwithstanding the foregoing, none of the following activities shall be a Challenge and Licensor shall not have a right to terminate this Agreement with respect to: (A) any actions undertaken by an Affiliate of Licensee that becomes such an Affiliate as a result of an acquisition and where such new Affiliate was participating in the Challenge prior to such acquisition; provided that such new Affiliate ceases such action within [***] after it becomes an Affiliate of Licensee; (B) situations where Licensee is to participate in a challenge to the scope, validity or enforceability of, or otherwise oppose, any Licensed Patent pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Licensee or its Affiliates. For clarity, this Section 14.2(d) (Termination for Patent Challenge) shall not apply to arguments made by Licensee, its Affiliates or Sublicensees that distinguish the inventions claimed in any Licensed Patents from those claimed in the patents or patent applications controlled by Licensee or its Affiliates or Sublicensees.

(e) Termination by Licensor due to Failure of Licensee’s Funding. In the event that (i) any Purchaser fails to wire the amount of its Initial Contribution for the Initial Closing (each as defined in the Purchase Agreement) as set forth in Section 1.4 (Delivery) of the Purchase Agreement, or (ii) as of the Future Tranche Closing (as defined in the Purchase Agreement), the Licensee has not received a minimum of [***] in aggregate gross cash proceeds since the date of incorporation or formation of the Licensee in exchange for shares of capital stock of the Licensee (the “Funding Milestone”), Licensor shall have the right to terminate this Agreement in its entirety upon [***] advance written notice (the “Funding Default Notice Period”) to the Licensee, provided that such termination shall not be effective if the failure to achieve the Funding Milestone was the result of a Purchaser Default (as defined in the Purchase Agreement) and the Licensee cures such Purchaser Default by satisfying the Funding Milestone prior to the expiration of the Funding Default Notice Period.

(f) Effects of Termination for Any Reason. Upon the effective date of termination (but not expiration) of this Agreement for any reason, either in its entirety or with respect to a given Product:

(i) all rights and licenses granted by Licensor to Licensee in Article 2 (Licenses) for such terminated Product(s) will terminate, and Licensee and its Affiliates, and (subject to clause (v) below) Sublicensees will cease all use of Licensed IP and all exploitation of any terminated Compounds or Products, except to the extent required to fulfill its rights and obligations under this Section 14.2(f) (Effects of Termination for Any Reason).

(ii) Licensee, its Affiliates and its Sublicensees shall have the right to sell off any terminated Products that have been Manufactured or are in the process of being Manufactured at the time of termination, provided that such sales are made in the normal course consistent with Licensee’s past practice and Licensee continues to comply with all of its payment, reporting and audit obligations hereunder with respect to Products.

(iii) Each Party shall immediately pay or cause to be paid to the other Party all sums which at the date of termination are due and payable to the other Party under this Agreement for such terminated Product(s).

(iv) Notwithstanding anything to the contrary herein, if a Clinical Trial of a Product has been initiated at the time of termination for such Product, the terms of this Agreement shall continue to apply as necessary to accomplish a safe and orderly wind-down of the Clinical Trials, unless Licensee and Licensor agree in writing that Licensee will transfer the conduct of such Clinical Trial to Licensor or its designee and such transfer is permitted under Applicable Laws; provided that, if the continuation of such Clinical Trial by Licensee is required by Applicable Law or for ethical or safety reasons, in which case Licensee will so continue such Clinical Trial for so long as to enable such Clinical Trial to be completed without interruption.

(v) Any Sublicenses granted by Licensee or its Affiliates with respect to such terminated Product under the Licensed IP prior to the effective date of termination of this Agreement with respect to such Product shall, upon reasonable written request by the relevant Sublicensee, survive any such termination and become a direct license from Licensor, provided that such Sublicensee is in material compliance with the applicable provisions of this Agreement and the terms and conditions of the applicable Sublicense, and further provided that in no event will Licensor be obligated to fulfill any of Licensee’s obligations under such Sublicense beyond the obligations Licensor.

(vi) On a Product-by-Product basis, within [***] following the termination of this Agreement with respect to a Product, each Party shall, at the request of the other Party, deliver to the other Party, or certify the destruction of, any and all tangible Confidential Information of the other Party in such Party’s possession related to the terminated Product(s) (or if this Agreement is terminated in its entirety, all such Confidential Information), and to the extent reasonably practicable, remove such Confidential Information of the other Party from all databases and systems. Notwithstanding the foregoing, each receiving Party may retain copies of the disclosing Party’s Confidential Information to the extent required by Applicable Laws or to the extent such Confidential Information is electronically archived in the ordinary course of the receiving Party’s business. Any Confidential Information retained by the receiving Party pursuant to this Section 14.2(f)(vi) shall remain subject to the obligations of non-disclosure and limitations on use set forth in this Agreement.

(g) Additional Effects of Termination other than for Licensor’s Material Breach or Insolvency. In addition, upon the effective date of termination (but not expiration) of this Agreement other than for Licensor’s material breach pursuant to Section 14.2(b) (Termination for Material Breach) or Licensor’s insolvency pursuant to Section 14.2(c) (Termination for Insolvency), on a Product-by-Product basis for all terminated Products:

(i) In the event that the termination is for other than Licensor’s material breach pursuant to Section 14.2(b) (Termination for Material Breach) or Licensor’s insolvency pursuant to Section 14.2(c) (Termination for Insolvency) and occurs prior to [***], upon Licensor’s written request, Licensee shall, and shall cause its Affiliates, without any consideration to be paid by Licensor to Licensee, to (A) grant to Licensor a license under any Licensee IP (as it exists as of the effective date of such termination) in the Field, for the purpose of exploiting

Products (but excluding Restricted Products) after the termination of the Agreement, (B) assign and transfer to Licensor all of Licensee’s rights, title, and interests in and to all Regulatory Approvals and Regulatory Materials for the terminated Compounds and Products (in each case, excluding Restricted Products) in the Field in the Territory, and (C) use Commercially Reasonable Efforts to assign and transfer to Licensor or its designee (y) all material clinical trial agreements, Manufacturing and supply agreements, distribution agreements, confidentiality and other material agreements related to the Development, Manufacture or Commercialization of such terminated Compounds and Products (in each case, excluding Restricted Products), and (z) subject to Section 14.2(f)(ii), all inventory of the terminated Compounds and Products (in each case, excluding Restricted Products) then in the possession of Licensee or its Affiliates (at the price at which such inventory is originally supplied to Licensee or its Affiliates). For clarity, this Section 14.2(g) (Additional Effects of Termination other than for Licensor’s Material Breach or Insolvency) shall apply on a Product-by-Product basis and Section 14.2(g)(i) and Section 14.2(g)(ii) may apply to different Products depending on the Development stage of each Product at termination.

(ii) In the event that the termination is for other than Licensor’s material breach pursuant to Section 14.2(b) (Termination for Material Breach) or Licensor’s insolvency pursuant to Section 14.2(c) (Termination for Insolvency) and occurs after [***], on a terminated Product-by-terminated Product basis:

(1) upon Licensor’s written request, the Parties shall negotiate in good faith, for a period of [***] after the effective date of termination, the terms and conditions of an agreement (the “Reversion Agreement”) pursuant to which Licensee would, and would cause its Affiliates to, and solely with respect to Sublicensees who elect not to have their Sublicenses survive pursuant to Section 14.2(f)(v) use Commercially Reasonable Efforts to cause such Sublicensees to, (A) grant to Licensor a license under any Licensee IP (as it exists as of the effective date of such termination) in the Field, for the purpose of exploiting such terminated Product(s) (but excluding Restricted Products) after the termination of the Agreement with respect to such Product(s), (B) assign and transfer to Licensor all of Licensee’s rights, title, and interests in and to all Regulatory Approvals and Regulatory Materials for the terminated Compounds and Products (in each case, excluding Restricted Products) in the Field in the Territory, and (C) use Commercially Reasonable Efforts to assign and transfer to Licensor or its designee (y) all material clinical trial agreements, Manufacturing and supply agreements, distribution agreements, confidentiality and other material agreements to the extent related to the Development, Manufacture or Commercialization of the terminated Compounds and Products (in each case, excluding Restricted Products), and (z) subject to Section 14.2(f)(ii), all inventory of the terminated Compounds and Products (in each case, excluding Restricted Products) then in the possession of Licensee or its Affiliates. Such Reversion Agreement shall also provide that Licensor pay Licensee and any applicable Sublicensee appropriate consideration for the licenses, assignments and transfers in the Reversion Agreement. If the Parties and any applicable Sublicensees cannot reach agreement with respect to the terms and conditions of a Reversion Agreement, either Party shall have the right to refer such dispute to arbitration under Section 15.4 (Baseball Arbitration).

(h) Alternative Remedies for Licensor’s Material Breach or Licensor’s Insolvency. Upon the date that Licensee would be entitled to terminate this Agreement due to Licensor’s uncured material breach pursuant to Section 14.2(b) (Termination for Material Breach) or Licensor’s uncured insolvency pursuant to Section 14.2(c) (Termination for Insolvency), Licensee shall in its sole discretion be entitled to the following remedies in lieu of its right to terminate this Agreement:

(i) In the event the Licensor’s uncured material breach (Section 14.2(b) (Termination for Material Breach)) or Licensor’s uncured insolvency (Section 14.2(c) (Termination for Insolvency)) occurs prior to [***], upon Licensee’s written notice, Licensee shall in its sole discretion be entitled to terminate Licensee’s obligations with respect to the JSC, including its obligations under ARTICLE 3 (Governance) and Section 8.3 (Commercialization Report).

(ii) In the event the Licensor’s uncured material breach (Section 14.2(b) (Termination for Material Breach)) or Licensor’s uncured insolvency (Section 14.2(c) (Termination for Insolvency)) occurs after [***], upon Licensee’s written notice, Licensee shall in its sole discretion be entitled to terminate Licensee’s obligations with respect to the JSC, including its obligations under ARTICLE 3 (Governance) and Section 8.3 (Commercialization Report), Licensee’s gray market restrictions under Section 2.5(a) (Gray Market Restrictions), the Parties’ rights and obligations regarding data exchange (but not use) under Section 4.5 (Development Records, Data and Reports), Licensee’s obligation to negotiate a commercial supply agreement under Section 6.4 (Commercial Supply), and/or Licensor’s patent enforcements rights under Section 10.3 (Patent Enforcement) with respect to any Product Infringement.

14.3. Survival. On a Product-by-Product basis, expiration or termination of this Agreement with respect to a Product shall not relieve the Parties of any obligation with respect to such Product accruing prior to such expiration or termination. Without limiting the foregoing, on a Product-by-Product basis the following provisions shall survive the termination or expiration of this Agreement with respect to a Product for any reason: Article 1 (Definitions), ARTICLE 9 (Financial Provisions) (but solely with respect to any payment obligations incurred under Section 14.2(f)(iii)), Section 10.1 (Ownership), the second sentence of Section 10.5(a) (Trademarks), Article 11 (Confidentiality), Section 12.5 (No Other Warranties), Article 13 (Indemnification) (except for Section 13.6 (Insurance)), Section 14.1 (Term), Sections 14.2(f) (Effects of Termination Any Reason) through 14.2(h) (Alternative Remedies for Licensor’s Material Breach or Licensor’s Insolvency), Section 14.3 (Survival), Section 14.4 (Termination or Alternative Remedies Not Sole Remedy), Article 15 (Dispute Resolution), and Article 16 (Miscellaneous).

14.4. Termination or Alternative Remedies Not Sole Remedy. Neither termination nor the alternative remedies under Section 14.2(h) (Alternative Remedies for Licensor’s Material Breach or Licensor’s Insolvency) shall be the sole remedy under this Agreement and, whether or not termination or an alternative remedy is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 15

DISPUTE RESOLUTION

15.1. Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 (Dispute Resolution) to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

15.2. Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

15.3. Binding Arbitration.

(a) Except for any dispute within the JSC’s authority (which shall be resolved in accordance with Section 3.6 (Decision-Making)) and any dispute arising under Section 14.2(g)(vi) (which shall be resolved in accordance with Section 15.4 (Baseball Arbitration)), if the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 15.2 (Internal Resolution), and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules then in effect.

(b) The number of arbitrators shall be three. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within [***] after the second arbitrator’s appointment. The language of the arbitration shall be English and each arbitrator must have experience in the biotechnology and pharmaceutical industry, and each arbitrator must be fluent in English. If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by the HKIAC if the Parties cannot agree).

(c) The seat and location of the arbitration shall be Hong Kong and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 16.5 (Governing Law). The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.

(d) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(e) The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in the arbitration, (iv) where such information is already in the public domain other than a result of a breach of this clause, (iv) by order of the arbitral tribunal upon application of a Party.

(f) Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

(g) Notwithstanding anything in this Section 15.3 (Binding Arbitration), in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property Rights, and such dispute is not resolved in accordance with Section 15.2 (Internal Resolution), such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 15.3 (Binding Arbitration), unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

15.4. Baseball Arbitration.

(a) Any dispute that the Parties are unable to resolve pursuant to Section 14.2(g)(ii) or Section 2.9(d) shall be submitted to a Third Party expert (a “Third Party Expert”) mutually acceptable to the Parties having relevant expertise with respect to the dispute and who has not had any material business relationship with either Party in the [***] prior to appointment. The Parties shall use reasonable efforts to mutually agree on the Third Party Expert within [***] after either Party designates the dispute for mediation and arbitration; provided that, if the Parties cannot agree on a Third Party Expert within [***], each Party shall nominate [***], and the [***], and such Third Party expert shall be the Third Party Expert for purpose of this Section 15.4 (Baseball Arbitration). The Third Party Expert shall initially attempt to resolve the dispute through non-binding mediation. If the Third Party Expert is unable to resolve the dispute through non-binding mediation within [***], the dispute will be resolved through Section 15.4(b).

(b) Within [***] of completion of non-binding mediation, each Party will deliver to both the Third Party Expert and the other Party a detailed written proposal setting forth its proposed terms for the resolution of the dispute (the “Proposed Terms”) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding [***] pages in length. The Parties will also provide the Third Party Expert with a copy of this Agreement, as amended through such date. Within [***] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the Third Party Expert (with a copy to the other Party) a response to the other Party’s Proposed Terms and Support Memorandum, such response not exceeding [***] pages in length. Neither Party may have any other communications (either written or oral) with the Third Party Expert; provided that the Third Party Expert may, in its discretion, convene a hearing to ask questions of the Parties and hear oral argument arid discussion regarding each Party’s Proposed Terms and Support Memorandum, at which time each Party shall have an agreed upon time to argue and present witnesses in support of its Proposed Terms.

(c) Within [***] after the Third Party Expert is appointed, the Third Party Expert shall select one of the two Proposed Terms (without modification) provided by the Parties which most closely reflects a commercially reasonable interpretation of the terms of this Agreement. In making its selection, (i) the Third Party Expert shall not modify the terms or conditions of either Party’s Proposed Terms nor shall the Third Party Expert combine provisions from both Proposed Terms and (ii) the Third Party Expert shall consider the terms and conditions of this Agreement, the relative merits of the Proposed Terms, the Support Memorandums and, if applicable, the oral arguments of the Parties. The Third Party Expert shall make its decision known to both Parties as promptly as possible by delivering written notice to both Parties. The decision of the Third Party Expert shall be final and binding on the Parties, and specific performance may be ordered by arty court of competent jurisdiction.

ARTICLE 16

MISCELLANEOUS

16.1. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing arty obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, epidemic, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority (even if foreseeable) (each such event, a “Force Majeure Event”). The affected Party shall notify the other Party of such Force Majeure Event as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such Force Majeure Event. In addition, neither Party shall be obligated to make any payments for any part of any services not performed as a result of any Force Majeure Event.

16.2. Assignment; Change of Control.

(a) Except as express permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Any attempted assignment not in accordance with this Section 16.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b) Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or (subject to Section 16.2(d) with respect to Licensee) in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction; provided that Licensee shall not assign this Agreement to any Third Party during the first [***] following the Effective Date without Licensor’s prior written consent. Any Change of Control of Licensee pursuant to which the Investor Entities in the aggregate no longer control Licensee (with “control” defined as set forth in Section 1.3 (“Affiliate”)) shall also be deemed an assignment of this Agreement for purposes of the foregoing sentence.

(c) Notwithstanding anything to the contrary herein, in the event Licensor wishes to assign this Agreement, it shall use Commercially Reasonable Efforts to assign all of Licensor’s rights and interest under the Licensed IP and Collaboration IP that is licensed to Licensee hereunder that exists as of the date of the assignment of this Agreement to the assignee; provided, however, the foregoing shall not require Licensor to assign to such assignee Licensed IP and Collaboration IP that could be utilized in the exploitation of other compounds or products. Similarly, in the event Licensor wishes to assign its rights and interest under the Licensed IP and Collaboration IP that is licensed to Licensee hereunder to an Affiliate or Third Party, it shall use Commercially Reasonable Efforts to also assign all its rights under this Agreement to such Affiliate or Third Party except where such Licensed IP or Collaboration IP could also be utilized for the exploitation of other compounds or products.

(d) Licensee shall not enter into a Change of Control transaction with any company having its headquarters in Greater China without the prior written consent of Licensor, such consent not to be unreasonably withheld, delayed or conditioned. Licensor’s sole and exclusive remedy arising from or in connection with Licensee’s breach of this Section 16.2(d) shall be termination of this Agreement within [***] following notification of such Change of Control transaction.

16.3. Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4. Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally -recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor:

Jiangsu Hengrui Pharmaceuticals Co., Ltd.

[***]

If to Licensee:

Hercules CM Newco, Inc.

[***]

with a copy to (which shall not be deemed notice):

Ropes & Gray LLP

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day; (b) on the [***] after dispatch if sent by internationally-recognized overnight courier; or (c) on the [***] following the date of mailing if sent by mail.

16.5. Governing Law. Subject to Section 10.1(b)(ii) (Inventorship), this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

16.6. Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

16.7. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

16.8. Performance by Affiliates. Either Party may use one or more of its Affiliate to exercise its rights and perform its obligations and duties hereunder, provided that such Party shall remain liable hereunder for the prompt payment and performance of all its obligations hereunder.

16.9. Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the Parties for all purposes, including Tax purposes, shall not constitute a partnership, joint venture or agency. Neither Licensor nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.10. Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.11. Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.12. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.13. Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

16.14. English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, including all communications at any JSC or JMSC meeting, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

16.15. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.16. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section, or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

16.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2020, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Jiangsu Hengrui Pharmaceuticals Co., Ltd.		Hercules CM Newco, Inc.

By:	/s/ Frank Jiang	By:	/s/ Su Zhang

Name:	Frank Jiang	Name:	Su Zhang

Title:	Chief Strategy Officer	Title:	President

[Signature Page to License and Collaboration Agreement]

Exhibit 1.54

HRS-4729

[***]

Exhibit 1.55

HRS-4729 Derivatives

[***]

Exhibit 1.57

HRS-7535

[***]

Exhibit 1.58

HRS-7535 Derivatives

[***]

Exhibit 1.60

HRS-9531

[***]

Exhibit 1.61

HRS-9531 Derivative

[***]

Exhibit 1.76

Licensed Patents as of the Effective Date

[***]

Exhibit 1.112

Purchase Agreement

[***]

Exhibit 1.137

Supply Price

[***]

Exhibit 4.3

Initial Transfer to Licensee of the Licensed Know-How and Licensor Development Data

[***]

Exhibit 7.1

Existing Licensor Manufacturing Know-How

[***]

Exhibit 9.6(c)(v)

[***]

[***]

Exhibit 10.2

Core Licensed Patents as of the Effective Date

[***]

Exhibit 12.2(n)

[***]